Exhibit 10.69

Term Loan Agreement
dated as of December 30, 2004
among
Tandem Health Care of Lucasville I, Inc.
Tandem Health Care of Lucasville II, Inc.
Tandem Health Care of Greenfield, Inc.
Tandem Health Care of Wellston, Inc.
Tandem Health Care of Westerville, Inc.
Tandem Health Care of Kenton, Inc.
RE Lucasville I, inc.
RE Lucasville II, inc.
RE Greenfield, Inc.
RE Wellston, Inc.
RE Westerville, Inc.
and
RE 2 Kenton, Inc.
as the Borrowers
the Lenders from time to time parties hereto,
as Lenders
and
KeyBank National Association,
as Lender and Agent

-i-

(continued)

-ii

(continued)

-iii

(continued)

-iv

ANNEXES

ANNEX A	Lenders and Pro Rata Shares

ANNEX B	Addresses for Notices

ANNEX C	Available Beds

EXHIBITS

EXHIBIT A	Forms of Notes (Section 3.1)

EXHIBIT B	Form of Assignment Agreement (Section 15.6.1)

EXHIBIT C	Form of Notice of Borrowing (Section 2.2.2)

EXHIBIT D	Form of Notice of Conversion/Continuation (Section 2.2.3)

EXHIBIT E	Form of Account Control Agreement

-i-

Term Loan Agreement
     This Term Loan Agreement dated as of December 30, 2004 (this “Agreement”) is entered into among RE Lucasville I, Inc., RE Lucasville II, Inc., RE Greenfield, Inc., RE Wellston, Inc., RE Westerville, Inc. and RE 2 Kenton, Inc. (individually an “Owner” and collectively the “Owners”), Tandem Health Care of Lucasville I, Inc., Tandem Health Care of Lucasville II, Inc., Tandem Health Care of Greenfield, Inc., Tandem Health Care of Wellston, Inc., Tandem Health Care of Westerville, Inc. and Tandem Health Care of Kenton, Inc. (individually an “Operator” and collectively the “Operators”) (the Owners and the Operators referred to collectively as the “Borrowers” and individually as a “Borrower”), the several financial institutions from time to time party to this Agreement, as Lenders (the “Lenders”) and KeyBank National Association (“Key”), as Lender and as Agent (the “Agent”) as provided herein.
     The Lenders have agreed to make available to the Borrowers a term loan upon the terms and conditions set forth herein.
     In consideration of the mutual agreements herein contained, the parties hereto agree as follows:
SECTION 1 DEFINITIONS.
     1.1 Definitions. When used herein the following terms shall have the following meanings:
     Account Control Agreements means the Account Control Agreements among each Borrower, the Agent and the financial institution party thereto with respect to certain bank accounts of the Borrowers.
     Affected Loan — see Section 8.3.
     Affiliate of any Person means (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person, (b) any officer or director of such Person and (c) with respect to any Lender, any entity administered or managed by such Lender or an Affiliate or investment advisor thereof and which is engaged in making, purchasing, holding or otherwise investing in commercial loans. A Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Unless expressly stated otherwise herein, neither the Agent nor any Lender shall be deemed an Affiliate of any Loan Party.
     Agent means Key in its capacity as administrative agent for the Lenders hereunder and any successor thereto in such capacity.
     Agreement — see the Preamble.

Term Loan Agreement
     Applicable Law means all Federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions affecting the Properties or the demolition, construction, use or alteration thereof, whether now or hereafter enacted and in force, including any that require repairs, modifications or alterations in or to the Properties or in any way limited the use and enjoyment thereof (including all building, zoning and fire codes and the Americans with Disabilities Act of 1990, 42 U.S.C. S 1201 et seq. and any other similar federal, state or local laws or ordinances and the regulations promulgated thereunder) and any that may relate to environmental requirements (including all Environmental Laws), and all permits, certificates of occupancy, licenses, authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments which are either of record or known to the Borrowers affecting the Properties, the rights appurtenant thereto and any easements, licenses or other agreements entered into.
     Assignee — see Section 15.6.1.
     Assignment Agreement — see Section 15.6.1.
     Assignment of Leases and Rents with respect to each Property means the Assignment of Leases and Rents dated as of the date hereof from the applicable Owner and Operator to the Agent for the benefit of the Lenders.
     Attorney Costs means, with respect to any Person, all reasonable fees and charges of any counsel to such Person, the reasonable allocable cost of internal legal services of such Person to the extent not duplicative of work performed by external counsel, all reasonable disbursements of such internal counsel and all court costs and similar legal expenses.
     Available Beds means the beds at each of the Properties, as shown on Annex C to the Loan Agreement, as such beds may be increased by the Borrowers at any Property.
     Bank Product Agreements means those certain cash management service agreements entered into from time to time between any Loan Party and a Lender or its Affiliates in connection with any of the Bank Products.
     Bank Product Obligations means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by the Loan Parties to any Lender or its Affiliates pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that a Loan Party is obligated to reimburse to the Agent or any Lender as a result of the Agent or such Lender purchasing participations or executing indemnities or reimbursement obligations with respect to the Bank Products provided to the Loan Parties pursuant to the Bank Product Agreements.
     Bank Products means any service or facility extended to any Loan Party by the Agent or any Lender or its Affiliates including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH Transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) Hedging Agreements.

Term Loan Agreement
     Bankruptcy Code means Title 11 of the United States Code (11 U.S.C. § 101 et. seq.) or any replacement or supplemental federal statute dealing with the bankruptcy of debtors.
     Base Rate means at any time the Prime Rate plus 0.75%.
     Base Rate Loan means any Loan which bears interest at or by reference to the Base Rate.
     Borrower — see the Preamble.
     Borrower Debt Service Coverage Ratio means, for any period, the ratio of (i) the net income before taxes of the Borrowers for such period, all as determined in accordance with GAAP, plus, to the extent deducted in determining such net income, the sum of (1) interest, (2) depreciation, (3) amortization, (4) management fees up to five percent (5%) of net revenues, and (5) management fees booked under the Virginia Regional Management Company less, (A) an amount equal to five percent (5%) of net revenues, and (B) $250 per Available Bed annual repair and replacement reserve, to (ii) principal payments due on the Borrowers’ long-term indebtedness during the period measured, plus the Borrowers’ interest expense, in each case determined in accordance with GAAP.
     Borrower Debt Service Coverage After Distributions Ratio means, for any period, the ratio of (i) the net income before taxes of the Borrowers for such period, all as determined in accordance with GAAP, plus, to the extent deducted in determining such net income, the sum of (1) interest, (2) depreciation, (3) amortization, (4) management fees up to five percent (5%) of net revenues, (5) management fees booked under the Virginia Regional Management Company and (6) advances from Affiliates of the Borrowers less, (A) an amount equal to five percent (5%) of net revenues, (B) $250 per Available Bed annual repair and replacement reserve, (C) distributions by the Borrowers, (D) dividends and (E) advances to Affiliates of the Borrowers to (ii) principal payments due on the Borrowers’ long-term indebtedness during the period measured, plus the Borrowers’ interest expense, in each case determined in accordance with GAAP.
     BSA — see Section 10.3.
     Business Day means any day on which Key is open for commercial banking business in Cleveland, Ohio and, in the case of a Business Day which relates to a LIBOR Loan, on which dealings are carried on in the London interbank eurodollar market.
     Capital Lease means a lease required to be capitalized under GAAP.
     Casualty means any damage or destruction of all or any portion of any Property as a result of a fire, flood, earthquake or other casualty.
     CERCLA means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act of 1986.
     Closing Date — see Section 12.1.

Term Loan Agreement
     Code means the Internal Revenue Code of 1986.
     Collateral means all assets of the Borrowers in which a Lien has been granted to the Agent for the benefit of the Lenders pursuant to the Collateral Documents to secure the payment and performance of the Obligations.
     Collateral Documents means, collectively, the Security Agreement, the Mortgages, the Assignments of Leases and Rents, the Account Control Agreements and any other agreement or instrument pursuant to which any Borrower or any other Person grants or purports to grant collateral to the Agent for the benefit of the Lenders to secure the performance of any Obligations or otherwise relates to any Collateral.
     Commitment means, as to any Lender, such Lender’s commitment to make Loans under this Agreement. The initial amount of each Lender’s commitment to make Loans is set forth on Annex A.
     Condemnation means any condemnation, requisition, confiscation, seizure or other taking or sale of the use, access, occupancy, easement rights or title to any Property or any part thereof, wholly or partially (temporarily or permanently), by or on account of any actual or threatened eminent domain, proceeding or other taking of action by any Person having the power of eminent domain, including an action by a Governmental Authority to change the grade of, or widen the streets adjacent to, such Property or alter the pedestrian or vehicular traffic flow to such Property so as to result in change in access to such Property, or by or on account of an eviction by paramount title or any transfer made in lieu of any such proceeding or action. A “Condemnation” shall be deemed to have occurred on the earliest of the dates that use, occupancy or title vests in the condemning authority.
     Default Rate means at any time the Base Rate plus 2.0%.
     Dollar and the sign “$” mean lawful money of the United States of America.
     Environmental Audit means a Phase One environmental site assessment (the scope and performance of which meets or exceeds the then most current ASTM Standard Practice E1527-93 Standard Practice for Environmental Site Assessments: Phase One Environmental Site Assessment Process) of the Properties.
     Environmental Laws means any and all applicable federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or other legal requirement regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment or the use, storage, recycling, handling, disposal, discharge, transport, treatment or generation of Hazardous Materials, as now or may at any time be in effect, including CERCLA, RCRA, the Clean Air Act, 42 USC §7401 et seq., the Toxic Substances Control Act 15 USC §2601 et seq. and any rules and regulations promulgated thereunder.
     ERISA means the Employee Retirement Income Security Act of 1974.

Term Loan Agreement
     ERISA Affiliate means any trade or business (whether or not incorporated) under common control of the Guarantor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
     Event of Default means any of the events described in Section 13.1.
     Event of Loss means, as to any Property, (i) a Casualty that results in an insurance settlement on the basis of a total loss, or a constructive or compromised total loss, (ii) a Condemnation that involves a taking of the applicable Borrower’s entire title to such Property, (iii) a Condemnation that results in loss of possession of such Property by the applicable Borrower for a period in excess of one hundred eighty (180) consecutive days, or (iv) a Casualty or Condemnation that in the reasonable, good faith judgment of the Agent, determined after consultation in good faith with the Borrowers and giving special consideration to the Borrower’s provision of care to residents, compliance with Applicable Law and prudent standards of care with respect to the operation of the affected Property, either (a) renders such Property unsuitable for continued use as a skilled nursing facility or (b) is so substantial in nature that restoration of such Property to substantially its condition as existed immediately prior to such Casualty or Condemnation would be impracticable or impossible.
     Excluded Taxes means taxes based upon, or measured by, a Lender’s or the Agent’s (or a branch of a Lender’s or the Agent’s) overall net income, overall net receipts, or overall net profits (including franchise taxes imposed in lieu of such taxes), but only to the extent such taxes are imposed by the United States or a taxing authority (a) in a jurisdiction in which such Lender or the Agent is organized, (b) in a jurisdiction which such Lender’s or the Agent’s principal office is located, or (c) in a jurisdiction in which such Lender’s or the Agent’s lending office (or branch) in respect of which payments under this Agreement are made is located.
     Finally Paid or Final Payment, when used in connection with any debt, means the full payment in cash of all of the obligations with respect to such debt (other than contingent indemnity obligations not expected to be incurred) and the irrevocable termination of all commitments related thereto.
     Financing Statements means UCC financing statements appropriately completed and executed for filing in the applicable jurisdiction in order to protect and perfect the Liens created under the Collateral Documents.
     FRB means the Board of Governors of the Federal Reserve System or any successor thereto.
     GAAP means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession).
     Governmental Action means all permits, authorizations, registrations, consents, approvals, waivers, exceptions, variances, orders, judgments, written interpretations, decrees,

Term Loan Agreement
licenses, exemptions, publications, filings, notices to and declarations of or with, or required by, any Governmental Authority, or required by any Applicable Law, and shall include, without limitation, all environmental and operating permits and licenses that are required for the full use, occupancy, zoning and operation of any Property.
     Governmental Authority means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.
     Group — see Section 2.2.1.
     Guarantor means Tandem Health Care, Inc., a Pennsylvania corporation.
     Guarantor Debt Service Coverage Ratio means for any period, the ratio of (i) the net income before taxes of the Guarantor and its consolidated Subsidiaries for such period, all as determined in accordance with GAAP, plus, to the extent deducted in determining such net income, the sum of (1) interest, (2) depreciation and (3) amortization, less, to the extent not deducted as an expense in determining such net income, a $250 per bed (based on all beds in facilities owned or leased by the Guarantor) annual repair and replacement reserve, to (ii) principal payments due on the Guarantor’s long-term indebtedness during the period measured, plus the Guarantor’s interest expense, plus the Guarantor’s lease expense, in each case determined in accordance with GAAP.
     Guaranty means the Guaranty Agreement dated as of the date hereof executed and delivered by the Guarantor as amended, modified or supplemented from time to time.
     Hazardous Materials means any hazardous or toxic materials, substances, chemicals, wastes or pollutants that from time to time are defined by or pursuant to or are regulated under any Environmental Laws, including asbestos, polychlorinated biphenyls, petroleum, petroleum derivatives or by-products, other hydrocarbons, urea formaldehyde and any material, substance, pollutant or waste that is defined as a hazardous waste under RCRA or defined as a hazardous substance under CERCLA.
     Hedging Agreement means any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices.
     Hedging Obligation means, with respect to any Person, any liability of such Person under any Hedging Agreement. The amount of any Person’s obligation in respect of any Hedging Obligation shall be deemed to be the incremental obligation that would be reflected in the financial statements of such Person in accordance with GAAP.
     Indemnified Liabilities — see Section 15.17.

Term Loan Agreement
     Insurance Requirements means all terms and conditions of any insurance policy required hereunder to be maintained by the Borrowers, and all requirements of the issuer of any such policy.
     Interest Period means, as to any LIBOR Loan, the period commencing on the date such Loan is borrowed or continued as, or converted into, a LIBOR Loan and ending on the date one, two, three or six months thereafter as selected by the Borrower pursuant to Section 2.2.2 or 2.2.3, as the case may be; provided that:
     (a) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;
     (b) any Interest Period that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;
     (c) the Borrowers may not select any Interest Period which would extend beyond the scheduled Termination Date; and
     (d) the Borrowers may not select any Interest Period for a Term Loan if, after giving effect to such selection, the aggregate principal amount of all Term Loans having Interest Periods ending after any date on which an installment of the Term Loans is scheduled to be repaid would exceed the aggregate principal amount of the Term Loans scheduled to be outstanding after giving effect to such repayment.
     Key Fee Letter means that certain letter dated November 18, 2004 between Key and the Guarantor.
     Knowledge or “knowledge” means, when referring to the “Knowledge” or “knowledge” of any Person or any similar phrase or qualification based on knowledge or awareness with respect to such Person, (i) the actual knowledge of such Person, and (ii) the knowledge that any such Person, as a prudent business person, would have obtained in the conduct of his or her business.
     Key — see the Preamble.
     Lender — see the Preamble. For the purpose of identifying the Persons entitled to share in the Collateral and the proceeds thereof under, and in accordance with the provisions of, this Agreement and the Collateral Documents, the term “Lender” shall include Affiliates of a Lender providing a Bank Product.
     Lender Party — see Section 15.17.
     LIBOR Loan means any Loan which bears interest at a rate determined by reference to the LIBOR Rate.

Term Loan Agreement
     LIBOR Margin means three and 00/100 percent (3.00%).
     LIBOR Office means with respect to any Lender the office or offices of such Lender which shall be making or maintaining the LIBOR Loans of such Lender hereunder. A LIBOR Office of any Lender may be, at the option of the Lender, either a domestic or foreign office.
     LIBOR Rate means a rate of interest equal to the average rate (rounded upwards to the nearest 1/16th) as shown in Dow Jones Markets (formerly Telerate) (Page 3750) at which deposits in U.S. dollars are offered by first class banks in the London Interbank Market at approximately 11:00 a.m. (London time) on the day that is two (2) Business Days prior to the first day of such Interest Period for a LIBOR Loan with a maturity approximately equal to such Interest Period and in an amount approximately equal to the amount to which such Interest Period relates, adjusted for reserves and taxes if required by future regulations. If Dow Jones Markets no longer reports such rate or the Agent determines in good faith that the rate so reported no longer accurately reflects the rate available to the Agent in the London Interbank Market, the Agent may select a replacement index.
     Lien means, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person (including an interest in respect of a Capital Lease) which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, title retention lien, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.
     Loan Documents means this Agreement, the Notes, the Collateral Documents and all documents, instruments and agreements delivered by a Loan Party in connection with the foregoing.
     Loan Party means each Borrower and the Guarantor.
     Loan or Loans — see Section 2.1.1.
     Margin Stock means any “margin stock” as defined in Regulation U.
     Master Lease means that certain Master Lease dated as of December 30, 2004 between Tandem Health Care of Ohio, Inc., as lessee, and SELCO Service Corporation, as lessor, as amended, supplemented or modified.
     Material Adverse Effect means (a) a material impairment of the ability of any Borrower or the Guarantor to perform any of its obligations under any Loan Document to which it is or will be a party or (b) a material adverse effect upon the legality, validity, binding effect or enforceability against the Guarantor or any Borrower of any Loan Document or (c) a material adverse effect on the value or condition of any Property.
     Mortgages means the Open End Mortgages from the Owners in favor of the Agent for the benefit of the Lenders, granting a Lien on the Properties.

Term Loan Agreement
     Multiemployer Plan means any Plan which is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).
     Non-U.S. Participant — see Section 7.5(e)(i).
     Note means a promissory note substantially in the form of Exhibit A.
     Notice of Borrowing — see Section 2.2.2.
     Notice of Conversion/Continuation — see Section 2.2.3.
     Obligations means all obligations (monetary (including post-petition interest, allowed or not) or otherwise) of any Loan Party under this Agreement and any other Loan Document including Attorney Costs, all Hedging Obligations permitted hereunder which are owed to any Lender or its Affiliate, and all Bank Products Obligations, all in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due.
     Operator — see the Preamble.
     Owner — see the Preamble.
     PBGC means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.
     Participant — see Section 15.6.2.
     Permitted Liens means, (a) with respect to any Property, any of the following:
     (i) the respective rights and interests of the parties to the Loan Documents as provided in the Loan Documents;
     (ii) Liens for Taxes that either are not yet subject to interest or penalties or are being contested in accordance with the provisions of Section 10.3;
     (iii) Liens arising by operation of law, materialmen’s, mechanics’, workers’, repairmen’s, employees’, carriers’, warehousemen’s and other like Liens in connection with any modifications or improvements to any Property or arising in the ordinary course of business for amounts that either are not more than sixty (60) days past due or are being diligently contested in good faith by appropriate proceedings, so long as such proceedings satisfy the conditions for the continuation of proceedings to contest Taxes set forth in Section 10.3;
     (iv) Liens of any of the types referred to in clause (iii) above that have been bonded for not less than the full amount in dispute (or as to which other security arrangements satisfactory to the Agent have been made), which bonding (or arrangements) shall comply with applicable Requirements of Law, and has effectively stayed any execution or enforcement of such Liens;

Term Loan Agreement
     (v) Liens arising out of judgments or awards with respect to which appeals or other proceedings for review are being prosecuted in good faith and for the payment of which adequate reserves have been provided as required by GAAP or other appropriate provisions have been made, so long as such proceedings have the effect of staying the execution of such judgments or awards and satisfy the conditions for the continuation of proceedings to contest Taxes set forth in Section 10.3;
     (vi) Liens created by the Borrowers with the consent of the Required Lenders;
     (vii) Liens described on the title insurance policies delivered with respect to such Property pursuant to Section 12.1.11, other than Liens described in clause (iii) or (v) above;
     (viii) all encumbrances, exceptions, restrictions, easements, rights of way, servitudes, encroachments and irregularities in title, other than Liens which, in the reasonable assessment of the Agent, materially impair the value, use or marketability of such Property or the use of such Property for its intended purpose; and
     (b) with respect to any other Collateral, Liens described in clauses (i), (iii), (v) and (vi) above.
     Person means any natural person, corporation, partnership, trust, limited liability company, association, governmental authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.
     Plan shall mean any employee pension benefit plan (as such term is defined in Section 3 of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by the Guarantor or any ERISA Affiliate.
     Prime Rate means, for any day, the rate of interest in effect for such day as publicly announced from time to time by the Agent as its prime rate (whether or not such rate is actually charged by the Agent), which is not intended to be the Agent’s lowest or most favorable rate of interest at any one time. Any change in the Prime Rate announced by the Agent shall take effect at the opening of business on the day specified in the public announcement of such change; provided that the Agent shall not be obligated to give notice of any change in the Prime Rate.
     Pro Rata Share means with respect to a Lender’s obligation to make a Loan and receive payments of interest, fees, and principal with respect thereto, (x) prior to the making of the Loans, the percentage obtained by dividing (i) such Lender’s Loan Commitment, by (ii)the aggregate amount of all Loan Commitments, and (y) from and after the making of the Loans, the percentage obtained by dividing (i) the principal amount of such Lender’s Loan by (ii) the principal amount of all Loans of all Lenders.
     Properties means those certain parcels of real property more particularly described in the Mortgages.
     RCRA means the Resource Conservation and Recovery Act of 1976, as amended by the Solid and Hazardous Waste Amendments of 1984, 42 U.S.C. §§6901 et seq.

Term Loan Agreement
     Regulation G means Regulation G of the FRB.
     Regulation U means Regulation U of the FRB.
     Regulation X means Regulation X of the FRB.
     Release means any release, pumping, pouring, emptying, injecting, escaping, leaching, dumping, seepage, spill, leak, flow, discharge, disposal or emission of a Hazardous Material.
     Replacement Lender — see Section 8.7(b).
     Required Lenders means, at any time, Lenders whose Pro Rata Shares exceed 66-2/3%.
     Requirement of Law means, as to any Person (a) the partnership agreement, certificate of incorporation, bylaws, operating agreement or other organizational or governing documents of such Person, and (b) all Federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions affecting the Properties or the demolition, construction, use or alteration thereof, whether now or hereafter enacted and in force, including any that require repairs, modifications or alterations in or to the Properties or in any way limit the use and enjoyment thereof (including all building, zoning and fire codes and the Americans with Disabilities Act of 1990, 42 U.S.C. S 1201 et seq. and any other similar federal, state or local laws or ordinances and the regulations promulgated thereunder) and any that may relate to environmental requirements (including all Environmental Laws), and all permits, certificates of occupancy, licenses, authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments which are either of record or known to the Borrowers affecting the Properties and any rights appurtenant thereto.
     Responsible Officer of any Person means the chief executive officer, chief operating officer, chief financial officer, treasurer or chief accounting officer of such Person or any other officer of such Person involved principally in its financial administration or its controllership function.
     SEC means the Securities and Exchange Commission or any other governmental authority succeeding to any of the principal functions thereof.
     Security Agreement means the Security Agreement dated as of the date hereof from the Borrowers to the Agent for the benefit of the Lenders.
     Subsidiary means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which such Person owns, directly or indirectly, such number of outstanding capital securities as have more than 50% of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity. Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of the Borrowers.

Term Loan Agreement
     Taxes means any and all present and future taxes, duties, levies, imposts, deductions, assessments, charges or withholdings, and any and all liabilities (including interest and penalties and other additions to taxes) with respect to the foregoing, but excluding Excluded Taxes.
     Termination Date means the earlier to occur of (a) December 30, 2009 or (b) such other date on which the Loans are repaid or are required to be paid pursuant to Section 6 or 13.
     Term Loan means Loan.
     type — see Section 2.2.1.
     UCC means the Uniform Commercial Code as in effect in any applicable jurisdiction.
     Unmatured Event of Default means any event that, if it continues uncured, will, with lapse of time or notice or both, constitute an Event of Default.
     Withholding Certificate — see Section 7.5(e)(i).
     1.2 Other Interpretive Provisions. (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
     (b) Section, Annex, Schedule and Exhibit references are to this Agreement unless otherwise specified.
     (c) The term “including” is not limiting and means “including without limitation.”
     (d) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”
     (e) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement and the other Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, supplements and other modifications thereto, but only to the extent such amendments, restatements, supplements and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation.
     (f) This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and each shall be performed in accordance with its terms.
     (g) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Borrowers, the Agent, the Lenders and the other parties thereto and are the products of all parties. Accordingly, they shall not be construed against the Agent or the Lenders merely because of the Agent’s or the Lenders’ involvement in their preparation.

Term Loan Agreement
     (h) Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent (except for such changes approved by the Borrowers’ independent public accountants) with the most recent audited consolidated financial statement of the Borrowers and the Guarantor delivered pursuant to Section 10.6(b).
SECTION 2 COMMITMENTS OF THE LENDERS; BORROWING, CONVERSION PROCEDURES.
     2.1 Commitments. On and subject to the terms and conditions of this Agreement, each of the Lenders, severally and for itself alone, agrees to make a term loan to the Borrowers as follows:
          2.1.1 Loan Commitment. Each Lender agrees to make a loan to the Borrowers (each such loan, a “Loan”) on the Closing Date in such Lender’s Pro Rata Share of the amount of the Loan Commitment. The Commitments of the Lenders to make Loans shall expire concurrently with the making of the Loans on the Closing Date.
     2.2 Loan Procedures.
          2.2.1 Various Types of Loans. The Loans may be divided into tranches which are either a Base Rate Loan or a LIBOR Loan (each a “type” of Loan), as the Borrowers shall specify in the related notice of borrowing or conversion pursuant to Section 2.2.2 or 2.2.3. LIBOR Loans having the same Interest Period are sometimes called a “Group” or collectively “Groups”. Base Rate Loans and LIBOR Loans may be outstanding at the same time, provided that not more than two (2) different Groups of LIBOR Loans shall be outstanding at any one time.
          2.2.2 Borrowing Procedures. The Borrowers shall give written notice (such written notice, a “Notice of Borrowing”) substantially in the form of Exhibit C to the Agent of each proposed borrowing not later than 11:00 A.M., Cleveland time, at least three (3) Business Days prior to the proposed date of the borrowing (which proposed borrowing date shall be on a Business Day). The notice shall be effective upon receipt by the Agent, shall be irrevocable, and shall specify the date, amount and type of borrowing and, in the case of a LIBOR borrowing, the initial Interest Period therefor. Promptly upon receipt of such notice, the Agent shall advise each Lender thereof. Not later than 1:00 P.M., Cleveland time, on the date of the proposed borrowing, each Lender shall provide the Agent at the office specified by the Agent with immediately available funds covering such Lender’s Pro Rata Share of such borrowing and, so long as the Agent has not received written notice that the conditions precedent set forth in Section 12 with respect to such borrowing have not been satisfied, the Agent shall pay over the funds received by the Agent to the Borrowers on the requested borrowing date.
          2.2.3 Conversion and Continuation Procedures. (a) Subject to Section 2.2.1, the Borrowers may, upon irrevocable written notice to the Agent in accordance with clause (b) below:

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     (A) elect, as of any Business Day, to convert any Loans (or any part thereof in an aggregate amount not less than $500,000 a higher integral multiple of $250,000) into Loans of the other type; or
     (B) elect, as of the last day of the applicable Interest Period, to continue any Loans that are then LIBOR Loans having Interest Periods expiring on such day (or any part thereof in an aggregate amount not less than $500,000 or a higher integral multiple of $250,000) for a new Interest Period;
provided that after giving effect to any prepayment, conversion or continuation, the aggregate principal amount of each Group of Loans that are then LIBOR Loans shall be at least $500,000 and an integral multiple of $250,000.
     (b) The Borrowers shall give written notice (each such written notice, a “Notice of Conversion/Continuation”) substantially in the form of Exhibit D or telephonic notice (followed immediately by a Notice of Conversion/Continuation) to the Agent of each proposed conversion or continuation not later than (i) in the case of conversion of Loans into Base Rate Loans, 11:00 A.M., Cleveland time, on the proposed date of such conversion and (ii) in the case of conversion into or continuation of Loans that are then LIBOR Loans, 11:00 A.M., Cleveland time, at least three (3) Business Days prior to the proposed date of such conversion or continuation, specifying in each case:
     (A) the proposed date of conversion or continuation;
     (B) the aggregate amount of such Loans to be converted or continued;
     (C) the type of such Loans resulting from the proposed conversion or continuation; and
     (D) in the case of conversion of such Loans into, or continuation of, LIBOR Loans, the duration of the requested Interest Period therefor.
     (c) If upon the expiration of any Interest Period applicable to such Loans as LIBOR Loans, the Borrowers have failed to select timely a new Interest Period to be applicable to such LIBOR Loans, the Borrowers shall be deemed to have elected to convert such LIBOR Loans into Base Rate Loans effective on the last day of such Interest Period.
     (d) The Agent will promptly notify each Lender of its receipt of a Notice of Conversion/Continuation pursuant to this Section 2.2.3 or, if no timely notice is provided by the Borrowers, of the details of any automatic conversion
     (e) Any conversion of any Loans to a LIBOR Loan on a day other than the last day of an Interest Period therefor shall be subject to Section 8.4.
     2.3 Commitments Several. The failure of any Lender to make a requested Loan on the borrowing date shall not relieve any other Lender of its obligation (if any) to make a Loan on

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such date, but no Lender shall be responsible for the failure of any other Lender to make any Loan to be made by such other Lender.
     2.4 Certain Conditions. Notwithstanding any other provision of this Agreement, no Lender shall have an obligation to make any Loan, or to permit the continuation (past the then existing Interest Period) of or any conversion into any LIBOR Loan, if an Event of Default or Unmatured Event of Default exists.
     2.5 Joint and Several. (a) The obligations of each Borrower under this Agreement and the other Loan Documents shall be joint and several and, to the fullest extent permitted by Applicable Law, shall not be affected by (i) the failure of the Agent or any Lender, or any of their respective successors or assigns, or any holder of the Notes or any of the Obligations to assert any claim or demand or to exercise or enforce any right, power or remedy against any other Borrower or the Collateral or otherwise, (ii) any extension or renewal for any period (whether or not longer than the original period) or exchange of any of the Obligations or the release or compromise of any obligation of any nature of any Person with respect thereto, (iii) the surrender, release or exchange of all or any part of any property (including without limitation the Collateral) securing payment, performance and observance of any of the Obligations or the compromise or extension or renewal for any period (whether or not longer than the original period) of any obligations of any nature of any Person with respect to any such property, (iv) the invalidity or unenforceability of any of the Obligations as against any other Borrower, any other guarantor thereof or any other Person, and (v) any other act, matter or thing which would or might, in the absence of this provision, operate to release, discharge or otherwise prejudicially affect the obligations of Borrowers, other than Final Payment.
     (b) To the fullest extent permitted by applicable law and except to the extent that any of the following are expressly required by the provisions of any of the Loan Documents, each Borrower hereby waives (i) presentment, demand for payment and protest of nonpayment of any of the Obligations, and notices of protest, dishonor or nonperformance, (ii) notice of any Event of Default or Unmatured Event of Default or the Agent’s or any Lender’s inability to enforce performance of the other Borrowers’ obligations to any holder of Obligations, (iii) demand for performance or observance of, and any enforcement of any provision of, or any pursuit or exhaustion of rights or remedies with respect to any security for the Obligations or against the other Borrowers or any other Loan Party or guarantor of, the Obligations pursuant to this Agreement or any other Loan Document or otherwise, and any requirements of diligence or promptness on the part of the Agent, any Lender or any holder of the Obligations in connection therewith, (iv) any action or nonaction on the part of the Agent or any Lender or any holder of Obligations which may impair or prejudice the rights of any Borrower, including without limitation subrogation rights or rights to obtain exoneration, contribution, indemnification or any other reimbursement or compensation from any other Borrower, any other guarantor or borrowers in respect of the Obligations or any other Person, (v) failure or delay to perfect or continue the perfection of any security interest in any Collateral, (vi) any action which harms or impairs the value of, or any failure to preserve or protect the value of, any Collateral, (vii) any defense based upon an election of remedies by the Agent, any Lender or the holders of the Obligations, (viii) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal, (ix) any and all demands and notices of every kind and description,

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including notice of the creation of any of the Obligations, with respect to the foregoing or which may be required to be given by any statute or rule of law and (x) all defenses (other than indefeasible payment in full) which any Borrower may now or hereafter have to the payment of the Obligations which could otherwise be asserted by such Borrower. In addition to the defenses referred to above which have been expressly waived hereunder, each Borrower waives all other defenses (other than indefeasible payment in full) which it may now or hereafter have to the payment by it of the Obligations. No delay or omission on the part of the Agent, any Lender or any holder of any Obligation or with respect to the Collateral shall operate as a waiver or relinquishment of such right. No action which the Agent, any Lender, the holder of any Obligation, any Borrower or any other Loan Party may take or refrain from taking with respect to the Obligations, including any amendments thereto or modifications thereof or waivers with respect thereto, shall affect the provisions of this Agreement or the obligations of Borrowers hereunder. None of the rights of the Agent, any Lender or of any holder of any Obligation shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any of them or any Borrower or any other Loan Party, by any noncompliance by any Borrower with the terms, provisions and covenants of this Agreement, regardless of any knowledge thereof which the Agent, any Lender or any holder of the Obligations may have or otherwise be charged with. Each Borrower hereby agrees to waive, and does hereby absolutely and irrevocably waive and relinquish the benefit and advantage of, and does hereby covenant not to assert, any appraisement, valuation, stay, extension, redemption or similar laws, now or at any time hereafter in force, which might delay, prevent or otherwise impede the performance or enforcement of this Agreement or any other Loan Document or the Obligations. Each Borrower’s obligations under this Section 2.4 shall not be affected by the invalidity or unenforceability of any of the Obligations as against the other Borrowers, any other guarantor thereof or any other Person. For purposes of this Section 2,4, the Obligations shall be due and payable when and as the same shall be so due and payable under the terms of any Loan Document, notwithstanding the fact that the collection or enforcement thereof may be stayed or enjoined under the Bankruptcy Code, as from time to time in effect, or other applicable law, regulation or order.
     (c) To the fullest extent permitted by applicable law, each Borrower hereby grants to Agent full power in its sole discretion, without notice to such Borrower, such notice being hereby expressly waived, and without in any way affecting the joint and several liability of such Borrower under this Agreement:
     (i) To waive compliance with, and any Event of Default or Unmatured Event of Default under, and to consent to any amendment to or modification of any term or provision of, or to give any waiver in respect of, any other Loan Document, the Collateral, the Obligations or any guarantee thereof (each as from time to time in effect);
     (ii) To grant any one or more extensions or renewals of the Obligations (for any period, no matter how long), or any total or partial release (by operation of law or otherwise), discharge, compromise or settlement with respect to the obligations of any Borrower or any other Person in respect of the Obligations, whether or not rights against the other Borrowers under this Section 2.4 are reserved in connection therewith;

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     (iii) To take security in any form for the Obligations, and to the extent permitted in any security agreement to consent to (A) the addition to, (B) the substitution, exchange, surrender, release or other disposition of, or (C) deal in any other manner with, all or any part of any property contained in the Collateral whether or not the property, if any, received upon the exercise of such power shall be of a character or value the same as or different from the character or value of any property disposed of, and to obtain, modify or release any present or future guarantees of the Obligations and at any time after the occurrence and during the continuance of an Event of Default to proceed against any of the Collateral or such guarantees in any order;
     (iv) To, at any time after the occurrence and during the continuance of an Event of Default, collect or liquidate any of the Obligations or the Collateral in any manner or to refrain from collecting or liquidating any of the Obligations or the Collateral; and
     (v) To extend credit under this Agreement or any other Loan Document, or otherwise, in such amount as Agent may determine, even though the condition of Borrowers (financial or otherwise on an individual or consolidated basis) may have deteriorated since the date hereof.
     (d) Each Borrower acknowledges and agrees that it has made such investigation as it deems desirable of the risks undertaken by such Borrower in entering into this Agreement and is fully satisfied that it understands all such risks. Each Borrower hereby waives any obligation which may now or hereafter exist on the part of the Agent, any Lender or any holder of any Obligation to inform such Person of the risks being undertaken by entering into this Agreement or of any changes in such risks and, from and after the date hereof, each Borrower undertakes to keep itself informed of such risks and any changes therein. Further, each Borrower hereby expressly waives any duty which may now or hereafter exist on the part of the Agent, any Lender or any holder of any Obligation to disclose to such Borrower any matter related to the business, operations, character, collateral, credit or condition (financial or otherwise) of any Loan Party (including the other Borrowers) or Affiliates or its or their properties or management, whether now or hereafter known by the Agent, any one or more of the Lenders or any holder of any Obligation. Each Borrower represents, warrants and agrees that it assumes sole responsibility for obtaining from each other Borrower all information concerning this Agreement and all other Loan Documents and all other information as to any other Loan Party and Affiliates or their properties or management or anything relating to any of the above as such Borrower deems necessary or desirable.
     (e) Each Borrower hereby covenants and agrees that (i) it will not enforce or otherwise exercise any rights of reimbursement, subrogation, contribution or other similar rights with respect to the Obligations against any Person, including without limitation any other guarantor of the Obligations or the other Borrowers, prior to the payment in full of the Obligations and the termination of the Commitments hereunder, and (ii) all debt, claims and obligations now or hereafter owing by the other Borrowers to such Borrower are hereby subordinated to the prior payment in full of the Obligations and are subordinated as a claim against the other Borrowers or any of their assets, whether such claim be in the ordinary course

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of business or in the event of voluntary or involuntary liquidation, dissolution, insolvency or bankruptcy.
SECTION 3 EVIDENCING OF LOANS.
     3.1 Notes. The Loans of each Lender shall be evidenced by a Note, with appropriate insertions, payable to the order of such Lender in a face principal amount equal to the sum of such Lender’s Loans.
     3.2 Recordkeeping. The Lender shall record in its records, the date and amount of each Loan made by each Lender, each repayment or conversion thereof and, in the case of each LIBOR Loan, the dates on which each Interest Period for such Loan shall begin and end. The aggregate unpaid principal amount so recorded shall be rebuttably presumptive evidence of the principal amount of the Loans owing and unpaid. The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the Obligations of the Borrowers hereunder or under any Note to repay the principal amount of the Loans hereunder, together with all interest accruing thereon.
SECTION 4 INTEREST.
     4.1 Interest Rates. The Borrowers promise to pay interest on the unpaid principal amount of each Loan for the period commencing on the date of such Loan until such Loan is paid in full as follows:
     (a) at all times while a Loan is a Base Rate Loan, at a rate per annum equal to the Base Rate from time to time in effect; and
     (b) at all times while such Loan is a LIBOR Loan, at a rate per annum equal to the sum of the LIBOR Rate applicable to each Interest Period for such Loan plus the LIBOR Margin from time to time in effect;
provided that at any time an Event of Default exists, at the option of the Required Lenders in their sole discretion, the interest rate applicable to each Loan shall be the Default Rate, provided further that such increase may thereafter be rescinded by the Required Lenders, notwithstanding Section 15.1.
     4.2 Interest Payment Dates. Accrued interest on each Base Rate Loan shall be payable in arrears on the last day of each calendar month and at maturity. Accrued interest on each LIBOR Loan shall be payable on the last day of each calendar month during such Interest Period relating to such Loan, upon a prepayment of such Loan, and at maturity. After maturity, and at any time an Event of Default exists, accrued interest on all Loans shall be payable on demand.
     4.3 Setting and Notice of LIBOR Rates. The applicable LIBOR Rate for each Interest Period shall be determined by the Agent, and notice thereof shall be given by the Agent promptly to the Borrowers and each Lender. Each determination of the applicable LIBOR Rate by the Agent shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error. The Agent shall, upon written request of the Borrowers and any Lender, deliver to the

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Borrowers or such Lender a statement showing the computations used by the Agent in determining any applicable LIBOR Rate hereunder.
     4.4 Computation of Interest. Interest shall be computed for the actual number of days elapsed on the basis of a year of 360 days. The applicable interest rate for each Base Rate Loan shall change simultaneously with each change in the Base Rate.
SECTIONS 5 FEES.
     5.1 Upfront Fees. On the Closing Date, the Borrowers agree to pay to each Lender an upfront fee in the amount of one percent (1%) of such Lender’s Commitment as set forth on Annex A hereto.
     5.2 Agent’s Fees. The Borrowers agree to pay to the Agent the administrative, agent’s and other fees as set forth in the Key Fee Letter.
SECTION 6 PREPAYMENTS.
     6.1 Prepayments. Subject to the terms of Section.8.4 hereof, the Borrowers may from time to time prepay Loans in whole or in part; provided that the Borrowers shall give the Agent (which shall promptly advise each affected Lender) notice thereof not later than 11:00 A.M., Cleveland time, on the day of such prepayment (which shall be a Business Day), specifying the date and amount of prepayment. Any such partial prepayment shall be in an amount equal to $500,000 or a higher integral multiple of $250,000.
     6.2 Manner of Prepayments.
          6.2.1 All Prepayments. Each partial prepayment shall be in a principal amount of $500,000 or a higher integral multiple of $250,000. Any partial prepayment of a Group of LIBOR Loans shall be subject to the proviso to Section 2.2.3(a). Any prepayment of a LIBOR Loan on a day other than the last day of an Interest Period therefor shall include interest on the principal amount being repaid and shall be subject to Section 8.4. Except as otherwise provided by this Agreement, all principal payments in respect of the Loans shall be applied first, to repay outstanding Base Rate Loans and then to repay outstanding LIBOR Rate Loans in direct order of Interest Period maturities. All partial prepayments shall be applied pro rata to reduce the payments required under Section 6.3 hereof.
     6.3 Repayments. The principal amount of the Loans shall be paid in monthly installments commencing on January 30, 2005 equal to the aggregate principal amount of $81,000.00 per month. Unless sooner paid in full, the outstanding principal balance of the Loans shall be paid in full on the Termination Date.
SECTION 7 MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES.
     7.1 Making of Payments. All payments of principal of or interest on the Notes, and of all fees, shall be made by the Borrowers to the Agent in immediately available funds at the office specified by the Agent not later than noon, Cleveland time, on the date due; and funds received after that hour shall be deemed to have been received by the Agent on the following Business

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Day. The Agent shall promptly remit to each Lender its share of all such payments received in collected funds by the Agent for the account of such Lender. All payments under Section 8.1 shall be made by the Borrowers directly to the Lender entitled thereto without setoff, counterclaim or other defense.
     7.2 Application of Certain Payments. So long as no Event of Default has occurred and is continuing, (a) payments matching specific scheduled payments then due shall be applied to those scheduled payments and (b) voluntary and mandatory prepayments shall be applied as set forth in Sections 6.2 and 6.3. After the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Agent or any Lender as proceeds from the sale of, or other realization upon, all or any part of the Collateral shall be applied as the Agent shall determine in its discretion or, in the absence of a specific determination by the Agent, as set forth in Section 13.2 hereof. Concurrently with each remittance to any Lender of its share of an such payment, the Agent shall advise such Lender as to the application of such payment.
     7.3 Due Date Extension. If any payment of principal or interest with respect to any of the Loans, or of any fees, falls due on a day which is not a Business Day, then such due date shall be extended to the immediately following Business Day (unless, in the case of a LIBOR Loan, such immediately following Business Day is the first Business Day of a calendar month, in which case such due date shall be the immediately preceding Business Day) and, in the case of principal, additional interest shall accrue and be payable for the period of any such extension.
     7.4 Setoff. Borrowers agree that the Agent and each Lender has all rights of set-off and bankers’ lien provided by applicable law, and in addition thereto, the Borrowers agree that at any time any Event of Default exists, the Agent and each Lender may apply to the payment of any Obligations of the Borrowers hereunder, whether or not then due, any and all balances, credits, deposits, accounts or moneys of any Borrower then or thereafter with the Agent or such Lender.
     7.5 Proration of Payments. Subject to Section 15 hereof, if any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise, on account of principal of or interest on any Loan, but excluding (a) any payment pursuant to Section 8.7 or 15.6 and (b) payments of interest on any Affected Loan) in excess of its applicable Pro Rata Share of payments and other recoveries obtained by all Lenders on account of principal of and interest on the Loans (or such participation) then held by them, then such Lender shall purchase from the other Lenders such participations in the Loans held by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery
     7.6 Taxes.
     (a) All payments made by the Borrowers hereunder or under any Loan Documents shall be made without setoff, counterclaim, or other defense. To the extent permitted by applicable law, all payments hereunder or under the Loan Documents (including any payment of principal, interest, or fees) to, or for the benefit, of any Person shall be made by the Borrowers

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free and clear of and without deduction or withholding for, or account of, any Taxes now or hereinafter imposed by any taxing authority.
     (b) If Borrowers make any payment hereunder or under any Loan Document in respect of which it is required by applicable law to deduct or withhold any Taxes, the Borrowers shall increase the payment hereunder or under any such Loan Document such that after the reduction for the amount of Taxes withheld (and any taxes withheld or imposed with respect to the additional payments required under this Section 7.6(b)), the amount paid to the Agent or the Lenders equals the amount that was payable hereunder or under any such Loan Document without regard to this Section 7.6(b). To the extent Borrowers withhold any Taxes on payments hereunder or under any Loan Document, the Borrowers shall pay the full amount deducted to the relevant taxing authority within the time allowed for payment under applicable law and shall deliver to the Agent within thirty (30) days after they have made payment to such authority a receipt issued by such authority (or other evidence satisfactory to the Agent) evidencing the payment of all amounts so required to be deducted or withheld from such payment.
     (c) If the Agent or any Lender is required by law to make any payments of any Taxes on or in relation to any amounts received or receivable hereunder or under any other Loan Document, or any Tax is assessed against the Agent or a Lender with respect to amounts received or receivable hereunder or under any other Loan Document, the Borrowers will indemnify such person against (i) such Tax (and any reasonable counsel fees and expenses associated with such Tax) and (ii) any taxes imposed as a result of the receipt of the payment under this Section 7.6(c); provided that if the Borrowers reasonably believe that such Taxes were not correctly or legally asserted and if the Borrowers paid such Taxes to the taxing authority or reimbursed the Agent or a Lender in the amount of such Taxes, the Agent or such Lender will use reasonable efforts to cooperate with the Borrowers to obtain a refund of such Taxes so long as such efforts would not, in the sole determination of the Agent or such Lender, as the case may be, result in any additional costs, expenses or risks or be otherwise disadvantageous to it. A certificate prepared in good faith as to the amount of such payment by the Agent or such Lender shall, absent manifest error, be final, conclusive, and binding on all parties.
     (d) Each of the Agent and the Lenders agrees that if it subsequently recovers, or receives a permanent net tax benefit with respect to, any amount of Taxes (i) previously paid by it and as to which it has been indemnified by or on behalf of the Borrowers or (ii) previously deducted by the Borrowers (including, without limitation, any Taxes deducted from any additional sums payable under clause (i) of subsection (a) above), the Agent or such Lender, as the case may be, shall reimburse the Borrowers to the extent of the amount of any such recovery or permanent net tax benefit (but only to the extent of indemnity payments made, or additional amounts paid, by or on behalf of the Borrowers under this Section 7.6 with respect to the Taxes giving rise to such recovery or tax benefit less any Taxes paid by the Agent or the applicable Lender with respect to such indemnity payments or such additional amounts paid, by or on behalf of the Borrowers under this Section 7.6); provided, however, that the Borrowers, upon the request of the Agent or such Lender, agrees to repay to the Agent or such Lender, as the case may be, the amount paid over to the Borrowers (together with any penalties, interest or other charges), in the event the Agent or such Lender is required to repay such amount to the relevant taxing authority.

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     (e) (i) To the extent permitted by applicable law, each Lender that is not a United States person within the meaning of Code section 7701(a)(30) (a “Non-U.S. Participant”) shall deliver to the Borrowers and the Agent on or prior to the Closing Date (or in the case of a Lender that is an Assignee, on the date of such assignment to such Lender) two accurate and complete original signed copies of IRS Form W-8BEN, W-8ECI, or W-8IMY (or any successor or other applicable form prescribed by the IRS) certifying to such Lender’s entitlement to a complete exemption from, or a reduced rate in, United States withholding tax on interest payments to be made hereunder or any Loan. If a Lender that is a Non-U.S. Participant is claiming a complete exemption from withholding on interest pursuant to Sections 871(h) or 881(c) of the Code, such Lender shall deliver (along with two accurate and complete original signed copies of IRS Form W-8BEN) a certificate in form and substance reasonably acceptable to the Agent (any such certificate, a “Withholding Certificate”). In addition, such Lender that is a Non-U.S. Participant agrees that from time to time after the Closing Date, (or in the case of a Lender that is an Assignee, after the date of the assignment to such Lender), when a lapse in time (or change in circumstances occurs) renders the prior certificates hereunder obsolete or inaccurate in any material respect, such Lender shall, to the extent permitted under applicable law, deliver to the Borrowers and the Agent two new and accurate and complete original signed copies of an IRS Form W-8BEN, W-8ECI, or W-8IMY (or any successor or other applicable forms prescribed by the IRS), and if applicable, a new Withholding Certificate, to confirm or establish the entitlement of such Lender to an exemption from, or reduction in, United States withholding tax on interest payments to be made hereunder or on any Loan.
               (ii) Each Lender that is not a Non-U.S. Participant (other than any such Lender which is taxed as a corporation for U.S. federal income tax purposes) shall provide two properly completed and duly executed copies of IRS Form W-9 (or any successor or other applicable form) to the Borrowers and the Agent certifying that such Lender is exempt from United States backup withholding tax. To the extent that a form provided pursuant to this Section 7.6(e)(ii) is rendered obsolete or inaccurate in any material respects as result of change in circumstances with respect to the status of a Lender, such Lender shall, to the extent permitted by applicable law, deliver to the Borrowers and the Agent revised forms necessary to confirm or establish the entitlement to such Lender’s exemption from United States backup withholding tax.
               (iii) The Borrowers shall not be required to pay additional amounts to a Lender, or indemnify any Lender, under this Section 7.6 to the extent that such obligations would not have arisen but for the failure of such Lender to comply with Section 7.6(e). Each Non-U.S. Participant will promptly notify the Borrowers and the Agent of any changes in circumstances that would modify or render invalid any claimed exemption or reduction under this Section 7.6
               (iv) Each Lender agrees to indemnify the Agent and hold the Agent harmless for the full amount of any and all present or future Taxes and related liabilities (including penalties, interest, additions to

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tax and expenses, and any Taxes imposed by any jurisdiction on amounts payable to the Agent under this Section 7.6) which are imposed on or with respect to principal, interest or fees payable to such Lender hereunder and which are not paid by the Borrowers pursuant to this Section 7.6, whether or not such Taxes or related liabilities were correctly or legally asserted. This indemnification shall be made within thirty (30) days from the date the Agent makes written demand therefor.
SECTION 8 INCREASED COSTS; SPECIAL PROVISIONS FOR LIBOR LOANS.
     8.1 Increased Costs.
     (a) If, after the date hereof, the adoption of, or any change in, any applicable law, rule or regulation, or any change in the interpretation or administration of any applicable law, rule or regulation by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency: (i) shall impose, modify or deem applicable any reserve (including any reserve imposed by the FRB, but excluding any reserve included in the determination of the LIBOR Rate pursuant to Section 4), tax (except for income taxes), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by such Lender; or (ii) shall impose on any Lender any other condition affecting its LIBOR Loans, its Note or its obligation to make LIBOR Loans; and the result of anything described in clauses (i) and (ii) above is to increase the cost to (or to impose a cost on) such Lender (or any LIBOR Office of such Lender) of making or maintaining any LIBOR Loan, or to reduce the amount of any sum received or receivable by such Lender (or its LIBOR Office) under this Agreement or under its Note(s) with respect thereto, within three (3) Business Days after receiving written demand from such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to the Agent), the Borrowers agree to pay directly to such Lender such additional amount as will compensate such Lender for such increased cost or such reduction, so long as such amounts have accrued on or after the day which is 180 days prior to the date on which such Lender first made demand therefor.
     (b) If any Lender shall reasonably determine that any change in, or the adoption or phase-in of, any applicable law, rule or regulation regarding capital adequacy, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or the compliance by any Lender or any Person controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s or such controlling Person’s capital as a consequence of such Lender’s obligations hereunder to a level below that which such Lender or such controlling Person could have achieved but for such change, adoption, phase-in or compliance (taking into consideration such Lender’s or such controlling Person’s policies with respect to capital adequacy) by an amount deemed by such Lender or such controlling Person to be material, then from time to time, within three (3)

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Business Days after receiving written demand from such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to the Agent), the Borrowers agree to pay to such Lender such additional amount as will compensate such Lender or such controlling Person for such reduction so long as such amounts have accrued on or after the day which is 180 days prior to the date on which such Lender first made demand therefor.
     8.2 Basis for Determining Interest Rate Inadequate or Unfair. If the Agent or any Lender reasonably determines in good faith (which determination shall be binding and conclusive on the Borrowers) that (a) by reason of circumstances affecting the interbank LIBOR market adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate for any Interest Period or (b) the LIBOR Rate as determined by the Agent will not adequately and fairly reflect the cost to such Lender of maintaining or funding LIBOR Loans for such Interest Period (taking into account any amount to which such Lender may be entitled under Section 8.1 or that the making or funding of LIBOR Loans has become impracticable as a result of an event occurring after the date of this Agreement which in the opinion of such Lender materially affects such Loans; then such Lender shall promptly notify the other parties thereof and, so long as such circumstances shall continue, (i) such Lender shall not be under any obligation to make or convert any Base Rate Loans into LIBOR Loans and (ii) on the last day of the current Interest Period for each LIBOR Loan, such Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan.
     8.3 Changes in Law Rendering LIBOR Loans Unlawful. If, after the date hereof, any change in, or the adoption of any new, law or regulation, or any change in the interpretation of any applicable law or regulation by any governmental or other regulatory body charged with the administration thereof, should make it (or in the good faith judgment of any Lender cause a substantial question as to whether it is) unlawful for any Lender to make, maintain or fund LIBOR Loans, then such Lender shall promptly notify each of the other parties hereto and, so long as such circumstances shall continue, (a) such Lender shall have no obligation to make or convert any Base Rate Loan into a LIBOR Loan and (b) on the last day of the current Interest Period for each LIBOR Loan of such Lender (or, in any event, on such earlier date as may be required by the relevant law, regulation or interpretation), such LIBOR Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan. Each Base Rate Loan made by a Lender which, but for the circumstances described in the foregoing sentence, would be a LIBOR Loan (an “Affected Loan”) shall remain outstanding for the period corresponding to the Group of LIBOR Loans of which such Affected Loan would be a part absent such circumstances.
     8.4 Funding Losses. The Borrowers hereby agree that within three (3) Business Days after receiving written demand from any Lender (which demand shall be accompanied by a statement setting forth the basis for the amount being claimed, a copy of which shall be furnished to the Agent), the Borrowers will indemnify such Lender against any net loss or expense which such Lender may sustain or incur (including any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain any LIBOR Loan), as reasonably determined by such Lender, as a result of (a) any payment, prepayment or conversion of any LIBOR Loan of such Lender on a date other than the last day of an Interest Period for such Loan (including any conversion pursuant to Section 8.3) or (b) any failure of the Borrowers to borrow, convert or continue any Loan on a date specified

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therefore in a Notice of Borrowing or a Notice of Conversion/Continuation pursuant to this Agreement. For this purpose, all notices to the Agent pursuant to this Agreement shall be deemed to be irrevocable.
     8.5 Right of Lenders to Fund through Other Offices. Each Lender may, if it so elects, fulfill its commitment as to any LIBOR Loan by causing a foreign branch or Affiliate of such Lender to make such Loan; provided that in such event for the purposes of this Agreement such Loan shall be deemed to have been made by such Lender and the obligation of the Borrowers to repay such Loan shall nevertheless be to such Lender and shall be deemed held by it, to the extent of such Loan, for the account of such branch or Affiliate.
     8.6 Discretion of Lenders as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement (except for the indemnity obligations) all determinations hereunder shall be made as if such Lender had actually funded and maintained each LIBOR Loan during each Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the LIBOR Rate for such Interest Period.
     8.7 Mitigation of Circumstances; Replacement of Lenders.
     (a) Each Lender shall promptly notify the Borrowers of any event of which it has knowledge which will result in, and will use reasonable commercial efforts available to it (and not, in such Lender’s sole judgment, otherwise disadvantageous to such Lender) to mitigate or avoid, (i) any obligation by the Borrowers to pay any amount pursuant to Section 7.6 or 8.1 or (ii) the occurrence of any circumstances described in Section 8.2 or 8.3 (and, if such Lender has given notice of any such event described in clause (i) or (ii) above and thereafter such event ceases to exist, such Lender shall promptly so notify the Borrowers and the Agent). Without limiting the foregoing, each Lender will provide to the Borrowers or file any document or instrument or designate a different funding office if such designation will avoid (or reduce the cost to the Borrowers of) any event described in clause (i) or (ii) above and providing or filing such document or instrument or making such designation will not, in such Lender’s sole judgment, be otherwise disadvantageous to such Lender.
     (b) If the Borrowers become obligated to pay additional amounts to the Lender pursuant to Section 7.6 or 8.1, or any Lender gives notice of the occurrence of any circumstances described in Section 8.2 or 8.3, the Borrowers may designate another bank which is acceptable to the Agent in its reasonable discretion (such other bank being called a “Replacement Lender”) to purchase the Loans of such Lender and such Lender’s rights hereunder, without recourse to or warranty by, or expense to, such Lender, for a purchase price equal to the outstanding principal amount of the Loans payable to such Lender plus any accrued but unpaid interest on such Loans and all accrued but unpaid fees owed to such Lender and any other amounts payable to such Lender under this Agreement, and to assume all the obligations of such Lender hereunder, and, upon such purchase and assumption (pursuant to an Assignment Agreement), such Lender shall no longer be a party hereto or have any rights hereunder (other than rights with respect to indemnities and similar rights applicable to such Lender prior to the date of such purchase and

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assumption) and shall be relieved from all obligations to the Borrowers hereunder, and the Replacement Lender shall succeed to the rights and obligations of such Lender hereunder.
     8.8 Conclusiveness of Statements; Survival of Provisions. Determinations and statements of any Lender pursuant to Section 8.1, 8.2, 8.3 or 8.4 shall be conclusive absent demonstrable error. Lenders may use reasonable averaging and attribution methods in determining compensation under Sections 8.1 and 8.4, and the provisions of such Sections shall survive repayment of the Obligations, cancellation of any Notes and termination of this Agreement.
SECTION 9 REPRESENTATIONS AND WARRANTIES.
     To induce the Agent and the Lenders to enter into this Agreement and to induce the Lenders to make Loans, each Borrower hereby represents and warrants to the Agent and the Lenders that, both before and after giving effect to the transactions contemplated hereby:
     9.1 Organization. Each Borrower and Guarantor each (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio (in the case of the Owners), the State of Delaware (in the case of the Operators) and the State of Pennsylvania (in the case of the Guarantor), (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business in the state of Ohio and in each other jurisdiction where the failure so to qualify would reasonably be likely to have a Material Adverse Effect, (d) has the corporate power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument, if any, contemplated thereby to which it is or will be a party hereunder, and (e) has its chief executive office located at 800 Concourse Parkway South, Suite 200, Maitland, Florida, 32751.
     9.2 Authorization; No Conflict. The execution, delivery and performance by such Borrower and the Guarantor of each of the Loan Documents to which it is a party (i) have been duly authorized by all requisite corporate and, if required, stockholder action and (ii) will not (A) violate (x) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or bylaws of such Borrower or the Guarantor, (y) any order, writ, ruling, injunction or decree of any Governmental Authority binding on it or (z) any provision of any indenture, agreement or other instrument to which such Borrower or the Guarantor is a party or by which either of such, or any of their property is or may be bound except for violations which, in the case of clauses (y) and (z), would not have a Material Adverse Effect, (B) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any such indenture, agreement or other instrument except for breaches or defaults which would not have a Material Adverse Effect or (C) result in the creation or imposition of (or the obligation to create or impose) any Lien upon or with respect to any property or assets now owned or hereafter acquired by such Borrower or the Guarantor except pursuant to the Loan Documents.
     9.3 Validity and Binding Nature.

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     (a) Each of this Agreement and each other Loan Document to which any Borrower or the Guarantor is a party has been duly executed and delivered by such Borrower and the Guarantor, as the case may be, and assuming the due authorization, execution and delivery thereof on the part of each other party thereto, each such Loan Document constitutes a legal, valid and binding obligation of such Borrower or the Guarantor enforceable against such party in accordance with its terms, except as such enforceability may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (B) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     (b) Each of the Financing Statements and the Mortgages creates, or upon their execution, recordation and filing will create valid security interests in and mortgage liens on the Property purported to be covered thereby, which security interests and mortgage liens are, and will remain to the extent appropriate UCC continuation filings are made, perfected security interests and mortgage liens, prior to all Liens other than Permitted Liens.
     9.4 Financial Condition. (a) The audited consolidated balance sheet of the Guarantor and its Subsidiaries at December 31, 2003 and the related consolidated statements of income and cash flows for the fiscal year then ended, reported on by Ernst & Young LLP, copies of which have been delivered to the Lenders, fairly present, in all material respects, in conformity with GAAP, the consolidated financial position of Guarantor and its Subsidiaries at such date and their consolidated results of operations and cash flows for such fiscal year. (b) The unaudited consolidated balance sheet of Guarantor and its Subsidiaries at September 30, 2004 and the related unaudited consolidated statements of income and cash flows for the nine (9) months then ended, copies of which have been delivered to the Lenders, fairly present, in all material respects, in conformity with GAAP applied on a basis substantially consistent with the financial statements referred to in paragraph (a) of this Section 9.4, the consolidated financial position of Guarantor and its Subsidiaries at such date and their consolidated results of operations and cash flows for such three-month period (subject to normal year-end adjustments and the absence of footnotes), (c) Since December 31, 2003 there has been no material adverse change in the business, financial position, results of operations or prospects of Guarantor and its Subsidiaries, considered as a whole.
     9.5 Governmental and Other Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority having jurisdiction over the Guarantor, the Borrowers or the Properties is required in connection with the activities of the Guarantor and the Borrowers pursuant to the transactions contemplated hereby or the enforceability of any Loan Document to which any Borrower or the Guarantor is a party against either Borrowers or Guarantor, except for the filing or recording of the Loan Documents referred to in Section 12.1.13 hereof and the Financing Statements with the appropriate Governmental Authorities and except such as have been made or obtained and are in full force and effect.
     9.6 Compliance with Laws; Permits. The Borrowers are the lawful owner of all permits necessary for the proper and lawful operation of the Properties under applicable Requirements of Law. As of the Closing Date, the Borrowers are in material compliance and at all times will remain in material compliance with the applicable provisions of skilled nursing facility, residential care, personal care, adult care, boarding home and/or assisted living facility

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laws, rules, regulations and published interpretations to which each Property is subject. No waivers of any laws, rules, regulations or requirements (including, but not limited to minimum square foot requirements per bed) are required for the Properties to operate in compliance with applicable Requirements of Law.
     9.7 Title to Properties. The Guarantor and each of its Subsidiaries, including Borrowers, has good and indefeasible title to its respective real properties (other than properties which it leases) and good title to all of its other respective properties and assets, including the properties and assets reflected in the most recent audited balance sheet referred to in Section 9.4 (other than properties and assets disposed of in the ordinary course of business), subject, in each case, to Permitted Liens.
     9.8 Registrations, etc. The execution, delivery and performance by each Borrower, the Guarantor and each of its other Subsidiaries of the Loan Documents to which it is a party, and the consummation by such Persons of the transactions contemplated thereby, do not and will not require any registration, filing, license, qualification or permit with, consent or approval of, or notice or obligation to, or any other action to, with or by any federal, state or governmental authority or regulatory body having jurisdiction over the ownership, licensing, permitting or operation of the Properties.
     9.9 Litigation; Compliance with Laws. There is no action, suit, investigation or proceeding pending or, to the knowledge of the Borrowers or the Guarantor, threatened against the Borrowers or the Guarantor or any of their Subsidiaries, or any properties or rights of the Borrowers or the Guarantor or any of their Subsidiaries, by or before any court, arbitrator or administrative or governmental body that could be reasonably expected to result in a Material Adverse Effect.
     9.10 Federal Reserve Regulations. (i) Neither any Borrower nor the Guarantor is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock. (ii) No part of the proceeds of the Loan will be used by the Borrowers, whether directly or indirectly, and whether immediately, incidentally or ultimately, (A) to the purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (B) for any purpose which entails a violation of, or which is inconsistent with the provisions of the Regulations of the FRB, including Regulation G, U or X.
     9.11 Governmental Regulation. Neither any Borrower nor the Guarantor is an “investment company” or a company “controlled” by an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (ii) subject to regulation under the Public Utility Holding Company Act of 1935.
     9.12 Use of Proceeds. The proceeds of the Loans shall be used only for the purpose of financing the acquisition of the Properties and the payment of transaction expenses incurred in connection therewith.
     9.13 Tax Returns, Each Borrower, the Guarantor and each of their Subsidiaries has filed all federal, state and other income tax returns which are required to be filed or have

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obtained extensions for the filing of such returns, and each has paid all taxes as shown on such returns and on all assessments received by it to the extent that such taxes have become due, except such taxes (i) as are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP or (ii) the non-payment of which (a) could not be reasonably expected to have a Material Adverse Effect, and (b) does not result in the creation of any Lien on any Property or other Collateral other than Permitted Liens.
     9.14 No Misstatements. Neither the Loan Documents nor any other document, certificate or statement furnished to the Lenders by or on behalf of the Borrowers or the Guarantor in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not materially misleading.
     9.15 ERISA. No accumulated funding deficiency (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, exists with respect to any Plan (other than a Multiemployer Plan). No liability to the PBGC has been or is expected by the Guarantor or any ERISA Affiliate to be incurred with respect to any Plan (other than a Multiemployer Plan) by the Guarantor, any Subsidiary or any ERISA Affiliate which would have a Material Adverse Effect. Neither the Guarantor, any Subsidiary nor any ERISA Affiliate has incurred or presently expects to incur any withdrawal liability under Title IV of ERISA with respect to any Multiemployer Plan which is or would be materially adverse to the business, property or assets, condition (financial or otherwise) or operations of the Guarantor and its Subsidiaries taken as a whole. The execution and delivery of the Loan Documents and the consummation of the transactions contemplated hereby will be exempt from or will not involve any transaction which is subject to the prohibitions of section 406 of ERISA and will not involve any transaction in connection with which a penalty could be imposed under Section 502(i) of ERISA or a tax could be imposed pursuant to section 4975 of the Code.
     9.16 Environmental Compliance.
     (a) Each Borrower, the Guarantor and the Subsidiaries and all of their respective properties and facilities have complied (or upon knowledge of a violation, have taken such steps as are necessary to comply) at all times and in all respects with all applicable federal, state, local and regional statutes, laws, ordinances and judicial or administrative orders, judgments, rulings and regulations relating to protection of the environment except, in any such case, where failure to so comply could not reasonably be expected to result in a Material Adverse Effect.
     (b) (i) No violation of any Environmental Law has been committed by any Borrower or at any Property, including without limitation, a violation relating to Releases, to air, surface water, land or groundwater, or to the withdrawal or use of groundwater, (ii) no administrative or judicial complaint or order has been filed against any Borrower or the Guarantor alleging violations of any Environmental Law or requiring any Borrower or the Guarantor to take any action in connection with the Release of any Hazardous Material into the environment at, to or from a Property, (iii) no notice from a Federal, state, or local governmental agency or private party has been received by the Borrower or the Guarantor alleging that any Borrower or the Guarantor is or may be liable or responsible for costs associated with a response to or cleanup of a Release of any Hazardous Material into the environment at, to or from any Property or any

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damages caused thereby, (iv) the Borrowers and the Guarantor have not received any notice that any Borrower or the Guarantor is subject to Federal, state or local inquiry or investigation evaluating whether any removal or remedial action is needed to respond to the Release of any Hazardous Materials into the environment at, to or from any Property, (v) neither any Borrower nor the Guarantor has any knowledge of any past ownership or use of any Property, after all appropriate inquiry consistent with good commercial and customary practice in an effort to minimize liability which takes into account the “innocent landowner” provision set forth at 42 U.S.C. §9601(35), that resulted in a Release of Hazardous Materials onto such Property, (vi) all permits, licenses and approvals necessary for operating each Property have been obtained and are in good standing, and (vii) no environmental health or safety condition exists at any Property or any other property owned by any Borrower or Guarantor which could have a Material Adverse Effect.
     9.17 Properties. The Properties and the contemplated use thereof by the Borrowers and their agents, assignees, employees, lessees, sublessees, licensees, tenants and subtenants shall be in material compliance with all Requirements of Law (including, without limitation, all zoning and land use laws and Environmental Laws) and Insurance Requirements. There is no action, suit or proceeding (including any proceeding in condemnation or eminent domain or under any Environmental Law) pending or threatened, to the best of Borrowers’ and Guarantor’s knowledge, with respect to it, or the Properties which adversely affects the title to, or the use, operation or value of, the Properties.
     9.18 Utilities, etc. All utilities required to adequately service each Property for its intended use are available pursuant to adequate permits (including any that may be required under applicable Environmental Laws). No undisclosed Casualty has had a Material Adverse Effect on any Property. Each Property has available all material services of public facilities and other utilities necessary for use and operation of each Property for its intended purpose including, without limitation, adequate water and electricity. All utilities serving each Property or proposed to serve such Property are located in, and vehicular access to such Property is provided by, either public rights-of-way abutting such Property. The Borrowers have obtained (or will obtain prior to the Closing Date) all appropriate Governmental Action, and has and will keep in full force and effect, all material operating permits necessary to allow for each Property to be operated in accordance with its intended use.
     9.19 Deed; Liens. The Deeds will be sufficient to convey good and marketable title to the Properties (subject to the Permitted Liens) to the applicable Borrower. On the Closing Date, each Borrower will have good and marketable title to the Property owned by it, subject only to Permitted Liens. The other Collateral is free and clear of all Liens other than Permitted Liens.
     9.20 Insurance. Borrowers will, on or before the Closing Date, have obtained insurance coverage covering the Properties which meets the requirements of Section 10.2, and such coverage is in full force and effect.
     9.21 Flood Hazard Areas. Except as otherwise identified on the applicable survey, plat or map delivered pursuant to Section 12.1.10, no portion of any Property will be located within an area identified as a special flood hazardous area by the Federal Emergency Management Agency.

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     9.22 Solvency. The Guarantor and Borrowers are each Solvent.
     9.23 Filings. As of the Closing Date, all filings necessary or desirable to perfect the security interest of the Agent in and to the Properties and the other Collateral as against creditors of and purchasers from the Borrowers will have been made.
SECTION 10 COVENANTS.
     Until the expiration or termination of the Commitments and thereafter until all Obligations hereunder and under the other Loan Documents are Finally Paid, the Borrowers agree that, unless at any time the Required Lenders shall otherwise expressly consent in writing:
     10.1 Corporate Existence, Etc. Each Borrower will preserve and keep in full force and effect, and will cause each of its Subsidiaries to preserve and keep in full force and effect, its corporate existence and all licenses and permits necessary to the proper conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect, provided that the foregoing shall not prevent any transaction permitted by Section 10.11.
     10.2 Insurance. The Borrowers will maintain insurance coverage by financially sound and reputable insurers and in such forms and amounts and against such risks as are reasonably required by the Agent and in any event consistent with the insurance coverage maintained by the Guarantor and its Subsidiaries who own or operate similar properties and in any event on such terms and amounts that are no less favorable than insurance maintained by the Guarantor or such Subsidiaries with respect to similar properties that they own or operate. The Agent shall be named as an additional insured and mortgagee/loss payee with respect to property, casualty and business interruption insurance
     10.3 Taxes, Claims for Labor and Materials; Compliance with Laws. Each Borrower will (i) promptly pay and discharge, and will cause each of its Subsidiaries promptly to pay and discharge, all lawful taxes, assessments and governmental charges or levies imposed upon it or such Subsidiary, respectively, or upon or in respect of all or any part of its property or business or of such Subsidiary, all trade accounts payable in accordance with usual and customary business terms, and all claims for work, labor or materials, which if unpaid might become a Lien upon any of its property or such Subsidiary; provided it or such Subsidiary shall not be required to pay any such tax, assessment, charge, levy, account payable or claim if (1) the validity, applicability or amount thereof is being contested in good faith by appropriate actions or proceedings which will prevent the forfeiture or sale of any of its property or such Subsidiary or any material interference with the use thereof by it or such Subsidiary, and (2) it or such Subsidiary shall set aside on its books, reserves deemed by it to be adequate with respect thereto; and (ii) promptly comply, and will cause each of its Subsidiaries to promptly comply, in all material respects, with all Requirements of Law (including all Environmental Laws), Without limiting the above, each Borrower will (a) ensure, and cause each other Loan Party to ensure, that no person who owns a controlling interest in or otherwise controls a Loan Party is or shall be (i) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”) Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (ii) a person designated under Section l(b), (c) or (d) of Executive Order No. 13224

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(September 23, 2001), any related enabling legislation or any other similar Executive Orders, and (b) comply, and cause each other Loan Party to comply, with all applicable Bank Secrecy Act (“BSA”) and anti-money laundering laws and regulations.
     10.4 Nature of Business. Neither any Borrower nor any of its Subsidiaries will engage in any business if, as a result, the general nature of the business, taken on a consolidated basis, which would then be engaged in by such Borrower and its Subsidiaries would be materially changed from the general nature of the business engaged in by such Borrower and its Subsidiaries on the date hereof.
     10.5 Visitation Rights. At any reasonable time and from time to time upon reasonable prior notice, each Borrower will permit the Lenders or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of such Borrower and its Subsidiaries, and to discuss the affairs, finances and accounts of such Borrower and any of its Subsidiaries with any of their respective officers or directors. Any such visitation shall be at the expense of the applicable Lender so long as no Event of Default shall have occurred and be continuing, and thereafter at the expense of the Borrowers.
     10.6 Financial Information. The Borrowers and the Guarantor shall provide the following information and statements to the Agent and each Lender:
     (a) Quarterly Statements — within 45 days after the end of each quarterly fiscal period in each fiscal year of the Borrowers and the Guarantor (other than the last quarterly fiscal period of each such fiscal year), copies of:
               (i) consolidated balance sheets of the Guarantor and its Subsidiaries as at the end of such quarter, and
               (ii) consolidated statements of income, changes in shareholders’ equity and cash flows of the Borrowers and the Guarantor for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Responsible Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments;
     (b) Annual Statements — within 120 days after the end of each fiscal year of the Borrowers and the Guarantor, copies of,
               (i) consolidated and consolidating balance sheets of the Borrowers and the Guarantor, as at the end of such year, and
               (ii) consolidated and consolidating statements of income, changes in shareholders’ equity and cash flows of the Borrowers and

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the Guarantor, for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion (x) shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, and (y) shall confirm the Borrowers and the Guarantor were in compliance with the covenants set forth in Sections 10.8, 10.9 and 10.9 hereof;
     (c) Property Statements — within 45 days after the end of each quarterly fiscal period in each fiscal year of the Borrowers, copies of Borrowers’ internally prepared financial statements for each Property, including statements of income and expenses, utilization reports (including number of bed days available and actual patient days incurred for such quarterly period), quarterly census information of each Property as of the end of such quarterly period in sufficient detail to show patient-mix, occupancy, payor mix and per diems (private pay, Medicare, Medicaid and other), setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Responsible Officer as fairly presenting, in all material respects, the financial position of the operations at each Property being reported on and their results of operations and cash flows;
     (d) SEC and Other Reports — promptly upon their becoming available, one copy (if any) of (i) each financial statement, report, notice or proxy statement sent by the Borrowers or the Guarantor to public securities holders generally, and (ii) each regular or periodic report, each registration statement that shall have become effective (without exhibits except as expressly requested by such holder), and each final prospectus and all amendments thereto filed by the Borrowers or the Guarantor with the Securities and Exchange Commission;
     (e) Notice of Default or Event of Default — promptly, and in any event within five days after a Responsible Officer becoming aware of the existence of any Unmatured Event of Default or Event of Default, a written notice specifying the nature and period of existence thereof and what action the Borrowers are taking or propose to take with respect thereto;
     (f) Cost Reports — within 60 days of receipt thereof, copies of all Medicare and Medicaid cost reports with respect to the Properties;
     (g) Surveys — within 60 days after the survey date thereof, copies of all Ohio Department of Health Surveys with respect to the Properties, including follow-up revisits, plans of corrective actions and letters indicating that the Properties are in substantial compliance with the requirements of the Ohio Department of Health;

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     (h) Medicare/Medicaid Certification — promptly, and in any event within five (5) days of receipt thereof, notice of receipt by the Borrowers or any lessee or operator from the State of Ohio or the Health Care Financing Administration of a possible termination or impending termination of any Medicare or Medicaid certification; and
     (i) Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Borrowers or the Guarantor or relating to the ability of the Borrowers or the Guarantor to perform their obligations under the Operative Documents as from time to time may be reasonably requested by any such Person.
     10.7 Responsible Officer’s Certificate. Each set of financial statements delivered pursuant to Section 10.6(a) or Section 10.6(b) hereof shall be accompanied by a certificate of a Responsible Officer of the Borrowers or the Guarantor, as applicable, setting forth:
     (a) Covenant Compliance — the information (including detailed calculations) required in order to establish whether (i) the Borrowers were in compliance with the requirements of Section 10.8 and 10.9 hereof, and (ii) the Guarantor was in compliance with the requirements of Section 10.10 hereof during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and
     (b) Event of Default — a statement that such Responsible Officer has reviewed the relevant terms of the Operative Documents and has made a review of the transactions and conditions of the Borrowers or the Guarantor, as the case may be, from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes an Unmatured Event of Default or an Event of Default or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Borrowers or the Guarantor shall have taken or proposes to take with respect thereto.
     10.8 Occupancy. The Borrowers shall maintain on an aggregate basis as to all Properties for each fiscal quarter of the Borrowers an occupancy level of not less than 85% of the Available Beds; provided that if the Borrowers increase the number of Available Beds at any Property, the Borrowers and the Agent shall consult in good faith as to any adjustment to the foregoing requirement for such Property to account for an appropriate stabilization period (if any) for such additional Available Beds.
     10.9 Borrower DSCR. (a) The Borrowers will not permit the Borrower Debt Service Coverage Ratio to be less than 1.40 to 1 (x) for each fiscal quarter of the Borrowers through and including the fiscal quarter ending on December 31, 2006, and (y) thereafter, for the period of four consecutive fiscal quarters ending at the end of each fiscal quarter of the Borrowers.

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          (b) The Borrowers will not permit the Borrower Debt Service Coverage After Distributions Ratio to be less than 1.00 to 1 for each fiscal year of the Borrowers.
     10.10 Guarantor DSCR. The Guarantor will not permit the Guarantor Debt Service Coverage Ratio to be less than 1.00 to 1 for the period of four consecutive fiscal quarters ending at the end of each fiscal quarter of the Guarantor thereafter.
     10.11 Borrower Merger, etc. No Borrower shall consolidate with or merge with or into any other corporation or convey, transfer or lease substantially all of its assets in a single transaction or series of transactions to any Person.
     10.12 Guarantor Merger, etc. The Guarantor shall not consolidate with or merge with any other corporation or convey, transfer or lease substantially all of its assets in a single transaction or series of transactions to any Person unless:
     (a) the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease substantially all of the assets of the Guarantor as an entirety, as the case may be, shall be a solvent corporation organized and existing under the laws of the United States or any State thereof (including the District of Columbia), and, if the Guarantor is not such corporation, such corporation shall have executed and delivered to the Agent and the Lenders (i) its assumption of the due and punctual performance and observance of each covenant and condition of the Guarantor under the Loan Documents, in form and substance satisfactory to such Persons and (ii) shall have caused to be delivered to the Agent and the Lenders an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Required Lenders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof; and
     (b) immediately after giving effect to such transaction, (i) no Unmatured Event of Default or Event of Default shall have occurred and be continuing, and (ii) such corporation shall have a tangible net worth (determined in accordance with GAAP) at least equal to the tangible net worth of the Guarantor immediately prior to such transaction.
No such conveyance, transfer or lease of substantially all of the assets of the Guarantor shall have the effect of releasing the Guarantor or any successor corporation that shall theretofore have become such in the manner prescribed in this Section 10.12 from its liability under the Loan Documents.
SECTION 11 [INTENTIONALLY OMITTED].
SECTION 12 EFFECTIVENESS; CONDITIONS OF LENDING, ETC.
     The obligation of each Lender to make its Loans is subject to the following conditions precedent:
     12.1 Closing Date. The obligation of the Lenders to make the Loans is, in addition to the conditions precedent specified in Section. 1.2.2, subject to the conditions precedent that the Agent shall have received all of the following, each duly executed and dated the Closing Date (or

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such earlier date as shall be satisfactory to the Agent), in form and substance satisfactory to the Agent (and the date on which all such conditions precedent have been satisfied or waived in writing by the Agent and the Lenders is called the “Closing Date”):
          12.1.1 Notes. A Note for each Lender.
          12.1.2 Authorization Documents. For each Loan Party, such Person’s (a) charter (or similar formation document), certified by the appropriate governmental authority; (b) good standing certificates in its state of incorporation (or formation) and in each other state requested by the Agent; (c) bylaws (or similar governing document); (d) resolutions of its board of directors (or similar governing body) approving and authorizing such Person’s execution, delivery and performance of the Loan Documents to which it is party and the transactions contemplated thereby; and (e) signature and incumbency certificates of its officers executing any of the Loan Documents (it being understood that the Agent and each Lender may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein), all certified by its secretary or an assistant secretary (or similar officer) as being in full force and effect without modification.
          12.1.3 Consents, Permits, etc. Certified copies of all documents evidencing any necessary corporate or partnership action, consents and governmental approvals (if any) required for the execution, delivery and performance by the Loan Parties of the documents referred to in this Section 12 and copies of all permits, licenses and approvals necessary for the acquisition, ownership and operation of the Properties by the Borrowers.
          12.1.4 Letter of Direction. A letter of direction containing funds flow information with respect to the proceeds of the Loans on the Closing Date.
          12.1.5 Loan Documents. A counterpart of the Guaranty, each Mortgage, the Security Agreement and each Assignment of Leases and Rents each executed by the appropriate Loan Party.
          12.1.6 Opinions of Counsel. Opinions of counsel for each Loan Party, including local counsel, satisfactory to the Agent.
          12.1.7 Insurance. Evidence of the existence of insurance required to be maintained pursuant to Section 10.2, together with evidence that the Agent has been named as a lender’s loss payee and the Agent and each Lender has been named as an additional insured on all related insurance policies, as appropriate.
          12.1.8 Payment of Fees. Evidence of payment by the Borrowers of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date, together with all Attorney Costs of the Agent to the extent invoiced prior to the Closing Date, plus such additional amounts of Attorney Costs as shall constitute the Agent’s reasonable estimate of Attorney Costs incurred or to be incurred by the Agent through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between the Borrowers and the Agent).

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          12.1.9 Search Results; Lien Terminations. Certified copies of Uniform Commercial Code search reports dated a date reasonably near to the Closing Date, listing all effective financing statements which name any Loan Party (under their present names and any previous names) as debtors, together with (a) copies of such financing statements, and (b) such other Uniform Commercial Code termination statements as the Agent may reasonably request.
          12.1.10 Appraisal. On or prior to the Closing Date, the Borrowers shall have delivered to the Agent an appraisal of each Property reasonably acceptable to the Agent.
          12.1.11 Title Insurance. On or prior to the Closing Date, the Borrowers shall have delivered to the Agent a commitment to deliver an ALTA Lenders title insurance policy covering the Properties in favor of the Agent, such policy to be in the amount not less than $24,300,000 and to be reasonably satisfactory to the Agent with such customary endorsements and affirmative assurances issued by the title company as a routine matter.
          12.1.12 Environmental Audit; Health Surveys. At least ten (10) Business Days prior to the Closing Date, the Agent shall have received (a) an Environmental Audit for each Property addressed to the Agent and each Lender or accompanied by a letter allowing such Persons to rely thereon, and (b) copies of the most recent Department of Health Surveys, including follow-up revisits, plans of corrective actions and letters indicating that each Property is in substantial compliance with the requirements of the Ohio Department of Health, each in form and substance reasonably satisfactory to the Agent.
          12.1.13 Filings, Registrations and Recordings. The Agent shall have received each document (including Uniform Commercial Code financing statements) required by the Collateral Documents or under law or reasonably requested by the Agent to be filed, registered or recorded in order to create in favor of the Agent, for the benefit of the Lenders, a perfected Lien on the collateral described therein, prior to any other Liens (subject only to Liens permitted pursuant to the Loan Documents), in proper form for filing, registration or recording.
          12.1.14 Closing Certificate. If the Closing Date occurs after the date of this Agreement, a certificate executed by an officer of the Borrowers (on behalf of the Borrowers) certifying the matters set forth in Section 12.1.16 as of the Closing Date.
          12.1.15 Other. Such other documents as the Agent may reasonably request.
          12.1.16 Compliance with Warranties, No Default, etc. Both before and after giving effect to the borrowing the following statements shall be true and correct (and the Borrowers hereby certify that such statements are true and correct):
     (a) the representations and warranties of each Loan Party set forth in this Agreement and the other Loan Documents shall be true and correct in all respects with the same effect as if then made (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date);
     (b) no Unmatured Event of Default or Event of Default shall have then occurred and be continuing; and

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     (c) no material adverse change in the financial condition, business or prospects of the Borrowers and the Guarantor shall have occurred since November 18, 2004.
     12.2 Post-Closing Covenants. The Borrowers hereby covenant that on or prior to the dates set forth below, the Borrowers shall satisfy the following conditions:
          12.2.1 Survey. Not later than January 31, 2005, the Borrowers shall have delivered to the Agent an ALTA/ACSM survey of each property reasonably acceptable to the Agent and caused any exceptions to the title insurance delivered on the Closing Date pursuant to Section 12.1.11 with respect to the non-delivery of such surveys on the Closing Date to be removed.
          12.2.2 Account Control Agreements. Not later than 180 days following the Closing Date, the Borrowers shall have delivered the Account Control Agreements executed by the appropriate Loan Party.
          12.2.3 Remediation. Not later than 90 days following the Closing Date, the Borrowers shall have caused to be completed all testing, remediation and other follow-up contemplated by the Phase II Environmental Audit relating to the Wellston, Ohio Property and delivered evidence reasonably satisfactory to the Agent with respect to such completion. In addition, upon the reasonable request of the Agent, the Borrower will cause to be performed such further environmental testing or remediation as may be reasonably necessary with respect to any Property within 90 days of such request.
SECTION 13 EVENTS OF DEFAULT AND THEIR EFFECT.
     13.1 Events of Default. Each of the following shall constitute an Event of Default under this Agreement:
          13.1.1 Non-Payment of the Loans, etc. Default in the payment when due of the principal of any Loan; or default, and continuance thereof for five (5) Business Days, in the payment when due of any interest, fee or other amount payable by the Borrowers hereunder or under any other Loan Document.
          13.1.2 Default Under Master Lease. Any Lease Event of Default shall have occurred under the Master Lease.
          13.1.3 Bankruptcy, Insolvency, etc. Any Loan Party becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or any Loan Party applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for such Loan Party or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for any Loan Party or for a substantial part of the property of any thereof and is not discharged within sixty (60) days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of any Loan Party, and if such case or proceeding is not commenced by such Loan Party, it is consented

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to or acquiesced in by such Loan Party, or remains for sixty (60) days undismissed; or any Loan Party takes any action to authorize, or in furtherance of, any of the foregoing.
          13.1.4 Non-Compliance with Loan Documents, (a) Failure by any Loan Party to comply with or to perform any covenant set forth in Section 10.1, 10.2, 10.8, 10.9, 10.10 or 12.2; or (b) failure by any Loan Party to comply with or to perform any other provision of this Agreement or any other Loan Document (and not constituting an Event of Default under any other provision of this Section 13) and continuance of such failure described in this clause (b) for thirty (30) days.
          13.1.5 Representations; Warranties. Any representation or warranty made by any Loan Party herein or any other Loan Document is breached or is false or misleading in any material respect, or any schedule, certificate, financial statement, report, notice or other writing (other than projections and budgets) furnished by any Loan Party to the Lenders in connection herewith is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified.
          13.1.6 Judgments. Final judgments which (exclusive of amounts covered by valid and collectible insurance other than self insurance in respect thereof by a Person that has acknowledged its obligation to make such payment) exceed an aggregate of $500,000 shall be rendered against any Borrower and shall not have been paid, discharged or vacated or had execution thereof stayed pending appeal within sixty (60) days after entry or filing of such judgments.
          13.1.7 Invalidity of Collateral Documents, etc. Any material Collateral Document shall cease to be in full force and effect; or any Loan Party (or any Person by, through or on behalf of any Loan Party) shall contest in any manner the validity, binding nature or enforceability of any Collateral Document.
     13.2 Effect of Event of Default. If any Event of Default described in Section 13.1.3 shall occur in respect of the Borrowers, the Loans and all other Obligations hereunder shall become immediately due and payable without presentment, demand, protest or notice of any kind; and, if any other Event of Default shall occur and be continuing, the Agent may (and upon the written request of the Required Lenders shall) declare all or any part of the Loans and all other Obligations hereunder to be due and payable, whereupon the Loans and other Obligations hereunder shall become immediately due and payable. The Agent shall promptly advise the Borrowers of any such declaration, but failure to do so shall not impair the effect of such declaration.
     Notwithstanding any other provisions of this Agreement, after the Loans (with accrued interest thereon) and all other Obligations hereunder and under the Loan Documents shall have become due and payable, all amounts collected or received by the Agent or any Lender on account of amounts outstanding under any of the Loan Documents or in respect of the Collateral shall be paid over or delivered as follows:
          First, to the payment of all fees, costs, expenses and indemnities of the Agent (in its capacity as such), including Attorney Costs, and any other Obligations owing to the

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Agent (in its capacity as such) in respect of sums advanced by the Agent (in its capacity as such) to preserve the Collateral or to preserve its security interest in the Collateral, until paid in full;
          Second, to the payment of fees, costs, expenses and indemnities (including Attorney Costs) of the Lenders, pro rata, until paid in full;
          Third, to the payment of all of the Obligations (other than, Bank Product Obligations and Hedging Obligations) consisting of accrued and unpaid interest owing to any Lender, pro rata, until paid in full;
          Fourth, to the payment of all of the Obligations (other than Bank Product Obligations and Hedging Obligations) consisting of principal owing to any Lender, pro rata, until paid in full;
          Fifth, to the payment of all Bank Product Obligations and Hedging Obligations owing to any Lender or its Affiliates, pro rata, until paid in full;
          Sixth, to the payment of all other Obligations owing to each Lender, pro rata, until paid in full; and
          Seventh, to the payment of any remaining proceeds, if any, to whomever may be lawfully entitled to receive such amounts.
SECTION 14 THE AGENT.
     14.1 Appointment and Authorization. Each Lender hereby irrevocably (subject to Section 14.10) appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duty or responsibility except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in other Loan Documents with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
     14.2 [Intentionally Omitted].
     14.3 Delegation of Duties. The Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters

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pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.
     14.4 Exculpation of Agent. None of the Agent nor any of its directors, officers, employees or agents shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except to the extent resulting from its own gross negligence or willful misconduct in connection with its duties expressly set forth herein as determined by a final, nonappealable judgment by a court of competent jurisdiction), or (b) be responsible in any manner to any Lender or Participant for any recital, statement, representation or warranty made by any Loan Party or Affiliate of the Borrowers, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (or the creation, perfection or priority of any Lien or security interest therein), or for any failure of the Borrowers or any other party to any Loan Document to perform their Obligations hereunder or thereunder. The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrowers or any of the Borrowers’ Subsidiaries or Affiliates.
     14.5 Reliance by Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, electronic mail message, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or all of the Lenders or any affected Lender if such action is required to be consented to by all of Lenders or any affected Lender pursuant to the terms of Section 15.1) as it deems appropriate and, if it so requests, confirmation from the Lenders of their obligation to indemnify the Agent against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon each Lender. For purposes of determining compliance with the conditions specified in Section 12, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

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     14.6 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Unmatured Event of Default except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Lenders, unless the Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Event of Default or Unmatured Event of Default and stating that such notice is a “notice of default”. The Agent will notify the Lenders of its receipt of any such notice. The Agent shall take such action with respect to such Event of Default or Unmatured Event of Default as may be requested by the Required Lenders in accordance with Section 13; provided that unless and until the Agent has received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default or Unmatured Event of Default as it shall deem advisable or in the best interest of the Lenders so long as it is not in conflict with any express provision of this Agreement or any other Loan Document.
     14.7 Credit Decision. Each Lender acknowledges that the Agent has not made any representation or warranty to it, and that no act by the Agent hereafter taken, including any consent and acceptance of any assignment or review of the affairs of the Loan Parties, shall be deemed to constitute any representation or warranty by the Agent to any Lender as to any matter, including whether the Agent has disclosed material information in its possession. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties, and made its own decision to enter into this Agreement and to extend credit to the Borrowers hereunder. Each Lender also represents that it will, independently and without reliance upon the Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Agent, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of the Borrowers which may come into the possession of the Agent.
     14.8 Indemnification. Whether or not the transactions contemplated hereby are consummated, each Lender shall indemnify upon demand the Agent and its directors, officers, employees and agents (to the extent not reimbursed by or on behalf of the Borrowers and without limiting the obligation of the Borrowers to do so), according to its applicable Pro Rata Share, from and against any and all Indemnified Liabilities (as hereinafter defined); provided that no Lender shall be liable for any payment to any such Person of any portion of the Indemnified Liabilities to the extent determined by a final, nonappealable judgment by a court of competent jurisdiction to have resulted from the applicable Person’s own gross negligence or willful misconduct. No action taken in accordance with the directions of the Required Lenders (or all of the Lenders or any affected Lender if such action is required to be consented to by all of Lenders or any affected Lender pursuant to the terms of Section 15.1) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the

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foregoing, each Lender shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs and Taxes) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Borrowers. The undertaking in this Section shall survive repayment of the Loans, cancellation of the Notes, any foreclosure under, or modification, release or discharge of, any or all of the Collateral Documents, termination of this Agreement and the resignation or replacement of the Agent.
     14.9 Agent in Individual Capacity. Key and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Loan Parties and their Affiliates as though Key were not the Agent hereunder and without notice to or consent of any Lender. Each Lender acknowledges that, pursuant to such activities, Key or its Affiliates may receive information regarding the Borrowers or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrower or such Affiliates) and acknowledge that the Agent shall be under no obligation to provide such information to them. With respect to their Loans (if any), Key and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though Key were not the Agent, and the terms “Lender” and “Lenders” include Key and its Affiliates, to the extent applicable, in their individual capacities.
     14.10 Successor Agent. The Agent may resign as Agent upon thirty (30) days’ notice to the Lenders. If the Agent resigns under this Agreement, the Required Lenders shall, with (so long as no Event of Default exists) the consent of the Borrowers (which shall not be unreasonably withheld or delayed), appoint from among the Lenders a successor agent for the Lenders. If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Lenders and the Borrowers, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term “Agent” shall mean such successor agent, and the retiring Agent’s appointment, powers and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 14 and Sections 15.5 and 15.17 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is thirty (30) days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.
     14.11 Collateral Matters. The Lenders irrevocably authorize the Agent, at its option and in its discretion, to release any Lien granted to or held by the Agent under any Collateral Document (i) upon termination of the Commitments and payment in full of all Loans and all other obligations of the Borrowers hereunder; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder; or (iii) subject

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to Section 15.1, if approved, authorized or ratified in writing by the Required Lenders. Upon request by the Agent at any time, the Lenders will confirm in writing the Agent’s authority to release particular types or items of Collateral pursuant to this Section 14.11.
     14.12 Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:
     (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agent and their respective agents and counsel and all other amounts due the Lenders and the Agent under Sections 5, 15.5 and 15.17) allowed in such judicial proceedings; and
     (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Lenders, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Sections 5, 15.5 and 15.17.
     Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Agent to vote in respect of the claim of any Lender in any such proceeding.
     14.13 Other Agents; Arrangers and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “co-agent,” “book manager,” “lead manager,” “arranger,” “lead arranger” or “co-arranger”, if any, shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

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SECTION 15 GENERAL.
     15.1 Waiver; Amendments. No delay on the part of the Agent or any Lender in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the other Loan Documents shall in any event be effective unless the same shall be in writing and acknowledged by and consented to in writing by the Required Lenders, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No amendment, modification, waiver or consent shall (a) extend or increase the Commitment of any Lender without the written consent of such Lender, (b) extend the date scheduled for payment of any principal (excluding mandatory prepayments) of or interest on the Loans or any fees payable hereunder without the written consent of each Lender directly affected thereby, (c) reduce the principal amount of any Loan, the rate of interest thereon or any fees payable hereunder, without the consent of each Lender directly affected thereby (other than the waiver of the 2% increase in interest rate due to the occurrence of an Event of Default); or (d) release any party from its obligations under the Guaranty or the Collateral Documents or all or any substantial part of the Collateral granted under the Collateral Documents, change the definition of “Required Lenders”, any provision of this Section 15.1 or reduce the aggregate Pro Rata Share required to effect an amendment, modification, waiver or consent, without, in each case, the written consent of all Lenders. No provision of Section 14 or other provision of this Agreement affecting the Agent in its capacity as such shall be amended, modified or waived without the consent of the Agent.
     15.2 Confirmations. The Borrowers and each holder of a Note agree from time to time, upon written request received by it from the other, to confirm to the other in writing (with a copy of each such confirmation to the Agent) the aggregate unpaid principal amount of the Loans then outstanding under such Note.
     15.3 Notices. Except as otherwise provided in Sections 2.2.2 and 2.2.3, all notices hereunder shall be in writing (including facsimile transmission) and shall be sent to the applicable party at its address shown on Annex B or at such other address as such party may, by written notice received by the other parties, have designated as its address for such purpose. Notices sent by facsimile transmission shall be deemed to have been given when sent; notices sent by mail shall be deemed to have been given three Business Days after the date when sent by registered or certified mail, postage prepaid; and notices sent by hand delivery or overnight courier service shall be deemed to have been given when received. For purposes of Sections 2.2.2 and 2.2.3, the Agent shall be entitled to rely on telephonic instructions from any person that the Agent in good faith believes is an authorized officer or employee of the Borrowers, and the Borrowers agree to hold the Agent and each other Lender harmless from any loss, cost or expense resulting from any such reliance.
     15.4 Computations. Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for the purpose of this Agreement, such determination or calculation shall, to the extent applicable and except as otherwise specified in this Agreement, be

Term Loan Agreement
made in accordance with GAAP, consistently applied; provided that if the Borrowers notify the Agent that the Borrowers wish to amend any covenant in Section 10 (or any related definition) to eliminate or to take into account the effect of any change in GAAP on the operation of such covenant (or if the Agent notifies the Borrowers that the Required Lenders wish to amend Section 10 (or any related definition) for such purpose), then the Borrowers’ compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant (or related definition) is amended in a manner satisfactory to the Borrowers and the Required Lenders.
     15.5 Costs and Expenses. The Borrowers agree to pay on demand all reasonable out- of-pocket costs and expenses of the Agent (including Attorney Costs) in connection with the preparation, execution, syndication, delivery and administration (including perfection and protection of any Collateral and the costs of Intralinks or SyndTrak (or similar service), if applicable) of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any amendment, supplement or waiver to any Loan Document), whether or not the transactions contemplated hereby or thereby shall be consummated, and all reasonable out-of-pocket costs and expenses (including Attorney Costs) incurred by the Agent and each Lender after an Event of Default in connection with the collection of the Obligations or the enforcement of this Agreement the other Loan Documents or any such other documents or during any workout, restructuring or negotiations in respect thereof. In addition, the Borrowers agree to pay and to save the Agent and the Lenders harmless from all liability for, any fees of the Borrowers’ auditors in connection with any reasonable exercise by the Agent and the Lenders of their rights pursuant to Section 10.5. All Obligations provided for in this Section 15.5 shall survive repayment of the Loans, cancellation of the Notes and termination of this Agreement.
     15.6 Assignments; Participations.
          15.6.1 Assignments.
     (a) Any Lender may at any time assign to one or more Persons (any such Person, an “Assignee”) all or any portion of such Lender’s Loans, with the prior written consent of the Agent and, so long as no Event of Default exists, the Borrowers (which consents shall not be unreasonably withheld or delayed and shall not be required for an assignment by a Lender to an Affiliate of a Lender). Except as the Agent and the Borrowers may otherwise agree, any such assignment (i) shall be in a minimum aggregate amount equal to $500,000 or, if less, the remaining Loans held by the assigning Lender and (ii) if such assignment is a partial assignment of a Lender’s Loans, shall not cause there to be more than two (2) unaffiliated Lenders holding such Loans. Borrowers and the Agent shall be entitled to continue to deal solely and directly with a Lender in connection with the interests so assigned to an Assignee until the Agent shall have received and accepted an effective assignment agreement in substantially the form of Exhibit B hereto (an “Assignment Agreement”) executed, delivered and fully completed by the applicable parties thereto and a processing fee of $3,500. No assignment may be made to any Person if at the time of such assignment Borrowers would be obligated to pay any greater amount under Section 7.6 or 8 to the Assignee than Borrowers are then obligated to pay to the assigning Lender under such Sections (and if any assignment is made in violation of the

Term Loan Agreement
foregoing, the Borrowers will not be required to pay such greater amounts). Any attempted assignment not made in accordance with this Section 15.6.1 shall be treated as the sale of a participation under Section 15.6.2. Borrowers shall be deemed to have granted their consent to any assignment requiring their consent hereunder unless the Borrowers have expressly objected to such assignment within five (5) Business Days after notice thereof.
     (b) From and after the date on which the conditions described above have been met, (i) such Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned to such Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (ii) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights (other than its indemnification rights) and obligations hereunder. Upon the request of the Assignee (and, as applicable, the assigning Lender) pursuant to an effective Assignment Agreement, the Borrowers shall execute and deliver to the Agent for delivery to the Assignee (and, as applicable, the assigning Lender) a Note in the principal amount of the Assignee’s Term Loans (and a Note in the principal amount of the Pro Rata Share of the principal amount of the Term Loans retained by the assigning Lender). Each such Note shall be dated the effective date of such assignment. Upon receipt by the assigning Lender of such Note, the assigning Lender shall return to the Borrowers any prior Note held by it.
     (c) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
          15.6.2 Participations. Any Lender may at any time sell to one or more Persons participating interests in its Loans or other interests hereunder (any such Person, a “Participant”); provided that in no event shall there be more than two (2) unaffiliated Participants in such Loans at any time. In the event of a sale by a Lender of a participating interest to a Participant, (a) such Lender’s obligations hereunder shall remain unchanged for all purposes, (b) the Borrowers and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder, (c) all amounts payable by the Borrowers shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender and (d) for purposes of monitoring the number of Participants hereunder such Lender shall promptly notify the Agent of such sale. No Participant shall have any direct or indirect voting rights hereunder except with respect to any event described in Section 15.1 expressly requiring the unanimous vote of all Lenders or, as applicable, all affected Lenders. Each Lender agrees to incorporate the requirements of the preceding sentence into each participation agreement which such Lender enters into with any Participant. The Borrowers agree that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided that such right of set-off shall be subject to the obligation of each

Term Loan Agreement
Participant to share with the Lenders, and the Lenders agree to share with each Participant, as provided in Section 7.6. The Borrowers also agree that each Participant shall be entitled to the benefits of Section 7.6 or 8 as if it were a Lender (provided that on the date of the participation no Participant shall be entitled to any greater compensation pursuant to Section 7.6 or 8 than would have been paid to the participating Lender on such date if no participation had been sold and that each Participant complies with Section 7.6(d) as if it were an Assignee).
     15.7 Register. The Agent shall maintain a copy of each Assignment Agreement delivered and accepted by it and register (the “Register”) for the recordation of names and addresses of the Lenders and the Commitment of each Lender from time to time and whether such Lender is an original Lender or the Assignee. No assignment shall be effective unless and until the Assignment Agreement is accepted and registered in the Register. All records of transfer of a Lender’s interest in the Register shall be conclusive, absent manifest error, as to the ownership of the interests in the Loans. The Agent shall not incur any liability of any kind with respect to any Lender with respect to the maintenance of the Register.
     15.8 GOVERNING LAW. THIS AGREEMENT AND EACH NOTE SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF OHIO APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.
     15.9 [Intentionally Omitted].
     15.10 Severability. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. All obligations of the Borrowers and rights of the Agent and the Lenders expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law.
     15.11 Nature of Remedies. All Obligations of the Borrowers and rights of the Agent and the Lenders expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law. No failure to exercise and no delay in exercising, on the part of the Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
     15.12 Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the parties hereto and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof and any prior arrangements made with respect to the payment by the Borrowers of (or any indemnification for) any fees, costs or expenses payable to or incurred (or to be incurred) by or on behalf of the Agent or the Lenders.

Term Loan Agreement
     15.13 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Receipt of an executed signature page to this Agreement by facsimile or other electronic transmission shall constitute effective delivery thereof. Electronic records of executed Loan Documents maintained by the Lenders shall deemed to be originals.
     15.14 Successors and Assigns. This Agreement shall be binding upon the Borrowers, the Agent and the Lenders and their respective successors and assigns, and shall inure to the benefit of the Borrowers, the Lenders and the Agent and the successors and assigns of the Lenders and the Agent. No other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. No Borrower may assign or transfer any of its rights or Obligations under this Agreement without the prior written consent of the Agent and each Lender.
     15.15 Captions. Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.
     15.16 Patriot Act Notification. As required by federal law and Key’s policies and practices, Key may need to collect certain customer identification information and documentation in connection with opening or maintaining accounts, or establishing or continuing to provide services. Borrowers hereby agree to cooperate with Key and promptly supply all such requested information upon Key’s request.
     15.17 INDEMNIFICATION BY THE BORROWERS. IN CONSIDERATION OF THE EXECUTION AND DELIVERY OF THIS AGREEMENT BY THE AGENT AND THE LENDERS AND THE AGREEMENT TO EXTEND THE COMMITMENTS PROVIDED HEREUNDER, BORROWERS HEREBY AGREE TO INDEMNIFY, EXONERATE AND HOLD THE AGENT, EACH LENDER AND EACH OF THE OFFICERS, DIRECTORS, EMPLOYEES, AFFILIATES AND AGENTS OF THE AGENT AND EACH LENDER (EACH A “LENDER PARTY”) FREE AND HARMLESS FROM AND AGAINST ANY AND ALL ACTIONS, CAUSES OF ACTION, SUITS, LOSSES, LIABILITIES, DAMAGES AND EXPENSES, INCLUDING ATTORNEY COSTS (COLLECTIVELY, THE “INDEMNIFIED LIABILITIES”), INCURRED BY THE LENDER PARTIES OR ANY OF THEM AS A RESULT OF, OR ARISING OUT OF, OR RELATING TO (A) ANY TENDER OFFER, MERGER, PURCHASE OF CAPITAL SECURITIES, PURCHASE OF ASSETS (INCLUDING THE RELATED TRANSACTIONS) OR OTHER SIMILAR TRANSACTION FINANCED OR PROPOSED TO BE FINANCED IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, WITH THE PROCEEDS OF ANY OF THE LOANS, (B) THE USE, HANDLING, RELEASE, EMISSION, DISCHARGE, TRANSPORTATION, STORAGE, TREATMENT OR DISPOSAL OF ANY HAZARDOUS MATERIAL AT ANY PROPERTY OWNED OR LEASED BY ANY LOAN PARTY, (C) ANY VIOLATION OF ANY ENVIRONMENTAL LAWS WITH RESPECT TO CONDITIONS AT ANY PROPERTY OWNED OR LEASED BY ANY LOAN PARTY OR THE OPERATIONS CONDUCTED THEREON, (D) THE INVESTIGATION, CLEANUP OR REMEDIATION OF OFFSITE LOCATIONS AT WHICH ANY LOAN PARTY OR THEIR RESPECTIVE PREDECESSORS ARE ALLEGED TO HAVE DIRECTLY OR INDIRECTLY DISPOSED OF HAZARDOUS

Term Loan Agreement
MATERIALS OR (E) THE EXECUTION, DELIVERY, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BY ANY OF THE LENDER PARTIES, EXCEPT FOR ANY SUCH INDEMNIFIED LIABILITIES ARISING ON ACCOUNT OF THE APPLICABLE LENDER PARTY’S GROSS NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT AS DETERMINED BY A FINAL, NONAPPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION. IF AND TO THE EXTENT THAT THE FOREGOING UNDERTAKING MAY BE UNENFORCEABLE FOR ANY REASON, THE BORROWERS HEREBY AGREE TO MAKE THE MAXIMUM CONTRIBUTION TO THE PAYMENT AND SATISFACTION OF EACH OF THE INDEMNIFIED LIABILITIES WHICH IS PERMISSIBLE UNDER APPLICABLE LAW. ALL OBLIGATIONS PROVIDED FOR IN THIS SECTION 15.17 SHALL SURVIVE REPAYMENT OF THE LOANS, CANCELLATION OF THE NOTES, ANY FORECLOSURE UNDER, OR ANY MODIFICATION, RELEASE OR DISCHARGE OF, ANY OR ALL OF THE COLLATERAL DOCUMENTS AND TERMINATION OF THIS AGREEMENT.
     15.18 Nonliability of Lenders. The relationship between the Borrowers on the one hand and the Agent and the Lenders on the other hand shall be solely that of borrower and lender. Neither the Agent nor the Lender has any fiduciary relationship with or duty to any Loan Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Loan Parties, on the one hand, and the Agent and the Lender, on the other hand, in connection herewith or therewith is solely that of debtor and creditor. Neither the Agent nor any Lender undertakes any responsibility to any Loan Party to review or inform any Loan Party of any matter in connection with any phase of any Loan Party’s business or operations. The Borrowers agree, on behalf of themselves and each other Loan Party, that neither the Agent nor any Lender shall have liability to any Loan Party (whether sounding in tort, contract or otherwise) for losses suffered by any Loan Party in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence, bad faith or willful misconduct of the party from which recovery is sought. NO LENDER PARTY SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY OTHERS OF ANY INFORMATION OR OTHER MATERIALS OBTAINED THROUGH INTRALINKS OR OTHER SIMILAR INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT, NOR SHALL ANY LENDER PARTY HAVE ANY LIABILITY WITH RESPECT TO, AND BORROWERS ON BEHALF OF ITSELF AND EACH OTHER LOAN PARTY, HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ARISING OUT OF ITS ACTIVITIES IN CONNECTION HEREWITH OR THEREWITH (WHETHER BEFORE OR AFTER THE CLOSING DATE). Borrowers acknowledge that they have been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party. No joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lender or among the Loan Parties and the Lenders.

Term Loan Agreement
     15.19 FORUM SELECTION AND CONSENT TO JURISDICTION.ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF OHIO OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF OHIO; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE THE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION. BORROWERS HEREBY EXPRESSLY AND IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF OHIO AND OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF OHIO FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. BORROWERS FURTHER IRREVOCABLY CONSENT TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF OHIO. BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
     15.20 WAIVER OF JURY TRIAL. EACH OF THE BORROWERS, THE AGENT AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.
[signature pages follow]

     The parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first set forth above.

Tandem Health Care of Lucasville I, Inc.
By:	/s/ Lawrence R. Deering
Printed Name: Lawrence R. Deering
Its Chairperson and Chief Executive Officer

Tandem Health Care of Lucasville II, Inc.
By:	/s/ Lawrence R. Deering
Printed Name: Lawrence R. Deering
Its Chairperson and Chief Executive Officer

Tandem Health Care of Greenfield, Inc.
By:	/s/ Lawrence R. Deering
Printed Name: Lawrence R. Deering
Its Chairperson and Chief Executive Officer

Tandem Health Care of Wellston, Inc.
By:	/s/ Lawrence R. Deering
Printed Name: Lawrence R. Deering
Its Chairperson and Chief Executive Officer

Tandem Health Care of Westerville, Inc.
By:	/s/ Lawrence R. Deering
Printed Name: Lawrence R. Deering
Its Chairperson and Chief Executive Officer
(Term Loan Agreement)

Tandem Health Care of Kenton, Inc.
By:	/s/ Lawrence R. Deering
Printed Name: Lawrence R. Deering
Its Chairperson and Chief Executive Officer

RE Lucasville I, Inc.
By:	/s/ Lawrence R. Deering
Printed Name: Lawrence R. Deering
Its Chairperson and Chief Executive Officer

RE Lucasville II, Inc.
By:	/s/ Lawrence R. Deering
Printed Name: Lawrence R. Deering
Its Chairperson and Chief Executive Officer

RE Greenfield, Inc.
By:	/s/ Lawrence R. Deering
Printed Name: Lawrence R. Deering
Its Chairperson and Chief Executive Officer

RE Wellston. Inc.
By:	/s/ Lawrence R. Deering
Printed Name: Lawrence R. Deering
Its Chairperson and Chief Executive Officer

RE of Westerville, Inc.
By:	/s/ Lawrence R. Deering
Printed Name: Lawrence R. Deering
Its Chairperson and Chief Executive Officer
(Term Loan Agreement)

RE 2 Kenton, Inc.
By:	/s/ Lawrence R. Deering
Printed Name: Lawrence R. Deering
Its Chairperson and Chief Executive Officer
(Term Loan Agreement)

KeyBank National Association, as Lender
and Agent

By:	/s/ Florentina Djulvezan

Title:	Vice President

JPM Organ Chase Bank, N.A., as Lender

By:	/s/ Jan E. Petrik

Title:	Jan E. Petrik, First Vice President

(Term Loan Agreement)